EXHIBIT 10.5

CREDIT AGREEMENT

by and among

PROPER HOLDINGS, LLC, NEW GROWTH HORIZON, LLC and NGH INVESTMENTS, LLC

as Borrowers,

the other Persons from time to time party hereto as Borrowers, the Persons from time to time party hereto as Guarantors,

the Lenders from time to time party hereto and

CHICAGO ATLANTIC ADMIN, LLC,

as Administrative Agent Dated as of May 9, 2022

GREEN IVY CAPITAL, LLC,

as Lead Arranger

TABLE OF CONTENTS

Pages ARTICLE I DEFINITIONS1

SECTION 1.01Defined Terms1

SECTION 1.02Other Interpretive Provisions23

SECTION 1.03Accounting Terms and Principles24

SECTION 1.04Rounding24

SECTION 1.05References to Agreements, Laws, Etc25

SECTION 1.06Times of Day25

SECTION 1.07Timing of Payment of Performance25

SECTION 1.08Corporate Terminology25

ARTICLE II AMOUNT AND TERMS OF LOANS25

SECTION 2.01Loans25

SECTION 2.02Disbursement of Funds; Original Issue Discount26

SECTION 2.03Payment of Loans; Evidence of Debt27

SECTION 2.04Interest and Fees28

SECTION 2.05Increased Costs, Illegality, Etc29

SECTION 2.06Multiple Borrowers30

SECTION 2.07Borrower Representative31

SECTION 2.08Defaulting Lender31

ARTICLE III COMMITMENT TERMINATIONS33

SECTION 3.01Mandatory Reduction of Commitments33

ARTICLE IV PAYMENTS33

SECTION 4.01Voluntary Prepayments33

SECTION 4.02Mandatory Prepayments33

SECTION 4.03Payment of Obligations; Method and Place of Payment35

SECTION 4.04Taxes36

SECTION 4.05Computations of Interest and Fees39

SECTION 4.06Maximum Interest39

ARTICLE V CONDITIONS PRECEDENT TO LOANS39

SECTION 5.01Closing Date Loan39

SECTION 5.02Loans Made after Closing Date43

ARTICLE VI GUARANTEE45

SECTION 6.01Guarantee45

SECTION 6.02Right of Contribution46

SECTION 6.03No Subrogation46

SECTION 6.04Modification of the Guarantor Obligations46

SECTION 6.05Guarantee Absolute and Unconditional47

SECTION 6.06Reinstatement47

SECTION 6.07Payments48

SECTION 6.08Taxes48

ARTICLE VII REPRESENTATIONS, WARRANTIES AND AGREEMENTS48

SECTION 7.01Status48

SECTION 7.02Power and Authority48

SECTION 7.03No Violation48

SECTION 7.04Litigation, Labor Controversies, Etc49

SECTION 7.05Use of Proceeds; Regulations U and X49

SECTION 7.06Approvals, Consents, Etc49

SECTION 7.07Investment Company Act49

SECTION 7.08Accuracy of Information49

SECTION 7.09Financial Condition; Financial Statements50

SECTION 7.10Tax Returns and Payments50

SECTION 7.11Benefit Plans50

SECTION 7.12Subsidiaries51

SECTION 7.13Intellectual Property; Licenses, Etc51

SECTION 7.14Environmental Warranties51

SECTION 7.15Ownership of Properties52

SECTION 7.16No Default52

SECTION 7.17Solvency53

SECTION 7.18Locations of Offices, Records and Collateral53

SECTION 7.19Compliance with Laws and Permits; Authorizations53

SECTION 7.20No Material Adverse Effect53

SECTION 7.21Contractual or Other Restrictions53

SECTION 7.22Collective Bargaining Agreements54

SECTION 7.23Insurance54

SECTION 7.24Evidence of Other Indebtedness54

SECTION 7.25Deposit Accounts and Securities Accounts54

SECTION 7.26Absence of any Undisclosed Liabilities54

SECTION 7.27Material Contracts and Regulatory Matters54

SECTION 7.28Anti-Terrorism Laws54

SECTION 7.29Transactions with Affiliates55

SECTION 7.30Rock Hill Property55

ARTICLE VIII AFFIRMATIVE COVENANTS55

SECTION 8.01Financial Information, Reports, Notices and Information55

SECTION 8.02Books, Records and Inspections59

SECTION 8.03Maintenance of Insurance59

SECTION 8.04Payment of Taxes59

SECTION 8.05Maintenance of Existence; Compliance with Laws, Etc60

SECTION 8.06Environmental Compliance60

v

SECTION 8.07Maintenance of Properties61

SECTION 8.08End of Fiscal Years; Fiscal Quarters61

SECTION 8.09Additional Obligors61

SECTION 8.10Use of Proceeds62

SECTION 8.11Further Assurances62

SECTION 8.12Collateral Access Agreements63

SECTION 8.13Bank Accounts63

SECTION 8.14Sanctions; Anti-Corruption Laws64

SECTION 8.15Regulatory Matters64

SECTION 8.16Annual Lender Meeting64

SECTION 8.17Lien Releases64

SECTION 8.18Management Services Contracts64

SECTION 8.19Post-Closing Matters64

ARTICLE IX NEGATIVE COVENANTS65

SECTION 9.01Limitation on Indebtedness65

SECTION 9.02Limitation on Liens66

SECTION 9.03Consolidation, Merger, Etc68

SECTION 9.04Permitted Dispositions68

SECTION 9.05Investments70

SECTION 9.06ERISA71

SECTION 9.07Restricted Payments71

SECTION 9.08Payments and Modification of Certain Agreements71

SECTION 9.09Sale and Leaseback72

SECTION 9.10Transactions with Affiliates72

SECTION 9.11Restrictive Agreements, Etc72

SECTION 9.12Hedging Agreements72

SECTION 9.13Changes in Business and Fiscal Year73

SECTION 9.14Financial Performance Covenants73

SECTION 9.15No Competition73

ARTICLE X EVENTS OF DEFAULT73

SECTION 10.01Listing of Events of Default73

SECTION 10.02Remedies Upon Event of Default76

SECTION 10.03Right to Cure Certain Covenant Violations76

ARTICLE XI ADMINISTRATIVE AGENTS77

SECTION 11.01Appointment77

SECTION 11.02Delegation of Duties78

SECTION 11.03Exculpatory Provisions78

SECTION 11.04Reliance by Administrative Agent78

SECTION 11.05Notice of Default79

SECTION 11.06Non-Reliance on Administrative Agent and Other Lenders79

SECTION 11.07Indemnification79

SECTION 11.08Administrative Agent in Its Individual Capacity80

SECTION 11.09Successor Administrative Agent80

SECTION 11.10Administrative Agent Generally80

SECTION 11.11Restrictions on Actions by Secured Creditors; Sharing of Payments80

SECTION 11.12Agency for Perfection82

SECTION 11.13Enforcement by Administrative Agent82

SECTION 11.14Obligors and Individual Guarantors Not Beneficiaries82

SECTION 11.15Intercreditor and Subordination Agreements82

ARTICLE XII MISCELLANEOUS82

SECTION 12.01Amendments and Waivers82

SECTION 12.02Notices and Other Communications83

SECTION 12.03No Waiver; Cumulative Remedies84

SECTION 12.04Survival of Representations and Warranties84

SECTION 12.05Payment of Expenses and Taxes; Indemnification84

SECTION 12.06Successors and Assigns; Participations and Assignments;

Replacement of Lender85

SECTION 12.07Pledge of Loans88

SECTION 12.08Adjustments; Set-off88

SECTION 12.09Counterparts89

SECTION 12.10Severability89

SECTION 12.11Integration89

SECTION 12.12GOVERNING LAW90

SECTION 12.13Submission to Jurisdiction; Waivers90

SECTION 12.14Acknowledgments90

SECTION 12.15WAIVERS OF JURY TRIAL91

SECTION 12.16Confidentiality91

SECTION 12.17Press Releases, Etc93

SECTION 12.18Releases of Guarantees and Liens93

SECTION 12.19USA Patriot Act93

SECTION 12.20No Fiduciary Duty93

SECTION 12.21Authorized Officers94

SECTION 12.22Subordination of Intercompany Indebtedness94

SECTION 12.23Public Lenders94

SECTION 12.24Original Issue Discount94

SECTION 12.25Tax Treatment95

ARTICLE XIII ADDITIONAL COVENANTS AND AGREEMENTS95

SECTION 13.01Cannabis Laws95

SCHEDULES

Schedule 1.01Commitments

Schedule 7.12Subsidiaries

Schedule 7.13Intellectual Property, Licenses, Etc.

Schedule 7.14Environmental Warranties

Schedule 7.15Ownership of Properties

Schedule 7.18Locations of Offices, Records and Collateral

Schedule 7.19Regulatory Licenses

Schedule 7.21Contractual or Other Restrictions

Schedule 7.22Collective Bargaining Agreements

Schedule 7.24Evidence of Other Indebtedness

Schedule 7.25Deposit Accounts and Securities Accounts

Schedule 7.27(a)Material Contracts and Regulatory Matters

Schedule 7.27(b)Sales Tracking Software

Schedule 7.29Transactions with Affiliates

Schedule 9.02Permitted Liens

Schedule 9.05Investments

Schedule 12.02General (Addresses for Notices) EXHIBITS

Exhibit AForm of Assignment and Acceptance

Exhibit BForm of Compliance Certificate

Exhibit CForm of Credit Agreement Joinder

Exhibit DForm of Note

x

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 9, 2022, is among PROPER HOLDINGS,

LLC, a Missouri limited liability company (“Parent”), NEW GROWTH HORIZON, LLC, a Missouri limited liability company (“New Growth Horizon”), NGH INVESTMENTS, LLC, a Missouri limited liability company (“NGH Investments”; together with Parent and New Growth Horizon and each other Person that becomes a borrower hereunder, each, a “Borrower” and collectively, jointly and severally, “Borrowers”), any Persons party thereto as Guarantors, the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), CHICAGO ATLANTIC ADMIN, LLC, a Delaware limited liability company (“Chicago Atlantic”), as Administrative Agent.

RECITALS

WHEREAS, Borrowers have requested that the Lenders extend to Borrowers certain Loans and Commitments as provided herein; and

WHEREAS, the Lenders have agreed to provide the Loans and the Commitments to make Loans, in each case subject to the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Administrative Agent” means Chicago Atlantic, in its capacity as administrative agent appointed under Section 11.01, or any successor administrative agent engaged in accordance with the terms of Section 11.08.

“Administrative Questionnaire” means a questionnaire completed by each Lender, in a form approved by Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, electronic mail address or telephone number for notices and communications with such Lender.

“Affiliate” means, with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or

(b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person means the power, direct or indirect, to (x) vote 10.00% or more of the Capital Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person or

(y) direct or cause the direction of the management and policies of such Person, in each case whether through the ownership of any Capital Stock, by contract or otherwise. Nether Administrative Agent nor any Lender shall be an Affiliate of any Consolidated Company for purposes of this Agreement or any other Loan Document.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means $27,700,000, as such amount may be increased from time to time pursuant to Section 2.01(b).

“ALTA” means the American Land Title Association.

“Amortization Amount” means an amount equal to 1.00% of the aggregate principal amount of all Loans made by the Lenders (but excluding, for the avoidance of doubt, all PIK Interest that is paid in kind and deemed to be a part of the principal amount of the Loans pursuant to Section 2.04(b)).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 7.28.

“Applicable Laws” means, subject to the carve-outs and acknowledgments contained in Section 13.01, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, policy, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or determination of an arbitrator, in each case applicable to or binding on such Person or any of its property, products, business, assets or operations or to which such Person or any of its property, products, business, assets or operations is subject.

“Application Event” shall have the meaning set forth in Section 4.02(d).

“Applicable Fiscal Period” means the period of 12 consecutive fiscal months ending at the end of each prescribed fiscal month.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means Green Ivy Capital, LLC, as lead arranger.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit A.

“Assignment of Leases and Rents” means each assignment of leases and rents or other security document granted by any applicable Obligor to Administrative Agent for the benefit of the Secured Creditors in respect of any leases of Real Property owned or leased by such Obligor, in such form as agreed between such Obligor and Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” means, with respect to any Obligor, the president, the chief financial officer, the chief operating officer, the secretary, the treasurer, any other senior officer or any manager of such

Obligor, but, in any event, with respect to financial matters, the chief financial officer of such Obligor, such other senior officer or manager who is in charge of financial matters for such Obligor.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 12.08(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means the board of directors, board of managers or other equivalent governing body of a Person.

“Borrower” and “Borrowers” shall have the meanings set forth in the Preamble.

“Borrower Representative” means Parent.

“Budget” shall have the meaning set forth in Section 8.01(f).

“Business Day” means any day excluding Saturday, Sunday and any day that shall be in the City of Chicago, Illinois a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Cannabis Business” means (a) the business of acquiring, cultivating, manufacturing, extracting, testing, producing, processing, possessing, selling (at retail or wholesale), dispensing, donating, distributing, transporting, packaging, labeling, marketing or disposing of cannabis, marijuana or related substances or products containing or relating to the same, and all ancillary activities related to the foregoing, including leasing the Real Property on which any such activity is conducted and (b) the business of managing or supporting the business described in clause (a) above, and all ancillary or complimentary activities related to the foregoing, including owning the Real Property on which any such activity is conducted.

“Cannabis License” means all permits, licenses, registrations, variances, land-use rights, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Regulatory Authorities authorizing the recipient to conduct business in accordance with the U.S. State Cannabis Law of each applicable jurisdiction, including specifically applicable licenses required by the state of Missouri in accordance with Applicable Law.

“Capital Expenditures” means, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows and balance sheet of the Consolidated Companies, or have a useful life of more than one year.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” means, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” means:

(a)any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;
(b)commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or the District of Columbia and, at the time of acquisition thereof, rated A-1 or higher by S&P or P-1 or higher by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither S&P or Moody’s shall be rating such obligations, or (ii) any Lender (or its holding company);
(c)any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state or province thereof) which has, at the time of acquisition thereof, (A) a credit rating of A-2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;
(d)cash and demand deposits maintained with the domestic office of any commercial bank organized under the laws of the United States (or any state or province thereof) which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e)any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100.00% of the repurchase obligation of such commercial banking institution thereunder; and
(f)	mutual funds investing primarily in assets described in clauses (a) through (d) of this definition.

“Cash Interest Rate” means a per annum rate equal to 11.00%.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Cannabis Law” means any change after the Closing Date in U.S. Federal Cannabis Law or U.S. State Cannabis Law, or the application or interpretation thereof by any Governmental Authority,

(a) that would make it unlawful for Administrative Agent or any Lender to (i) continue to be a party to any Loan Document, (ii) perform any of its obligations hereunder or under any other Loan Document, or (iii) to fund or maintain the Loans, (b) pursuant to which any Governmental Authority has enjoined any Administrative Agent or any Lender from (i) continuing to be a party to any Loan Document, (ii) performing any of its obligations hereunder or under any other Loan Document, or (iii) funding or maintaining the Loans, (c) pursuant to which any Governmental Authority requires (i) confidential information from or disclosure of confidential information about Administrative Agent, any Lender, any Affiliate thereof or any investor therein, or (ii) Administrative Agent or any Lender to obtain any material Permit to, in each case,

(A) continue to be a party to any Loan Document, (B) perform any of its obligations hereunder or under any other Loan Document, or (C) to fund or maintain the Loans or (d) result in the business activities conducted by any Obligor being, or being deemed, Restricted Cannabis Activities.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the day enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) John M. Pennington and Craig

M. Parker, collectively, shall cease to own, beneficially and of record, at least 25.00% of the issued and outstanding Capital Stock of Parent; (b) John M. Pennington and Craig M. Parker shall cease to control Parent or its Voting Shares; or (c) any Borrower shall cease to own and control, directly or indirectly, 100.00% of the Capital Stock of each of its Subsidiaries free and clear of all Liens or other encumbrances (other than the Liens of Administrative Agent).

“Chicago Atlantic” shall have the meaning set forth in the Preamble.

“Claims” shall have the meaning set forth in the definition of Environmental Claims.

“Closing Date” means May 9, 2022.

“Code” means the Internal Revenue Code of 1986, and the Treasury Regulations promulgated and rulings issued thereunder.

“Collateral” means any assets of any Obligor or other assets upon which Administrative Agent has been, or has purportedly been, granted a Lien in connection with this Agreement or any other Loan Document.

“Collateral Access Agreements” means a collateral access agreement or landlord waiver in form and substance reasonably satisfactory to Administrative Agent between Administrative Agent and any lessor, warehouseman, processor, bailee, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in, any Obligor’s books and records or assets.

“Collateral Assignee” shall have the meaning set forth in Section 12.06(d).

“Collateral Assignment of Lease” means each Collateral Assignment of Lease granted by any applicable Obligor to Administrative Agent for the benefit of the Secured Creditors in respect of any Real Property leased by such Obligor, in such form as agreed between such Obligor and Administrative Agent.

“Collateral Assignments of Management Services Contracts” means, collectively, those certain Collateral Assignments of Management Services Contracts among the applicable Obligor, the other parties party thereto and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Obligors.

“Commitment” means the obligation of each Lender to make the Loans hereunder, in each case in the Dollar amounts set forth beside such Lender’s name under the applicable heading on Schedule 1.01 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be changed from time to time pursuant to the terms of this Agreement.

“Commitment Percentage” means, as to any Lender, the Commitment Percentage (if any) set forth beside such Lender’s name in Schedule 1.01 (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 12.06(b) or 12.06(c), the Commitment Percentage (if any) of such Lender as set forth in the applicable Assignment and Acceptance), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 12.06(b) or 12.06(c).

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Obligor provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to Section 12.23, including through the Platform.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of Parent substantially in the form of Exhibit B, together with such changes thereto or departures therefrom as Administrative Agent may from time to time reasonably request or approve for the purpose of monitoring the Obligors’ compliance with the Financial Performance Covenants or certain other calculations, including the Consolidated Total Senior Debt Leverage Ratio, or as otherwise agreed to by Administrative Agent.

“Confidential Information” shall have the meaning set forth in Section 12.16.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Companies” means Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for a specified period, (a) the net income or loss of the Consolidated Companies, plus (b) to the extent deducted in determining net income for such period, the sum of, without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) fees, costs and expenses paid in cash in connection with the closing of the Loan Documents,

(v) charges, costs, losses and expenses related to asset Dispositions permitted under this Agreement or discontinued operations, (vi) non-cash write-downs of assets, (vii) pre-opening costs and expenses in connection with the opening of any retail, cultivation or processing location, (viii) other extraordinary or non-recurring charges, costs and expenses, (ix) judgments and costs and expenses incurred in connection with such judgments and (x) non-cash compensation expense in respect of stock option plans or other equity compensation plans, minus (c) to the extent included in determining net income for such period, the sum of, without duplication, (i) any income or gains from asset Dispositions or discontinued operations, (ii) any extraordinary or non-recurring gains and (iii) non-cash write-ups of assets, in the case of each of the foregoing in clauses (a) through (c), for such period and as determined in accordance with GAAP consistently applied; provided that the aggregate amount of add-backs permitted pursuant to clauses (b)(v), (b)(vii), (b)(viii) and (b)(ix) shall not exceed $1,000,000 for any consecutive 12-month period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Consolidated Companies as of each applicable date of determination: (a) Consolidated EBITDA for the Applicable Fiscal Period, less the sum of (i) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, plus (ii) all cash Taxes due and payable by the Consolidated Companies in the Applicable Fiscal Period (without benefit of any refund), divided by (b) the sum of (i) all cash distributions paid or scheduled to be paid, and other distributions made or scheduled to be made, by the Consolidated Companies during the Applicable Fiscal Period, plus (ii) the aggregate principal amount of the Indebtedness of the Consolidated Companies (including the principal or amortization component of any Attributable Indebtedness) that was paid or scheduled to be paid during the Applicable Fiscal Period plus (iii) the aggregate of amount of the interest payments of the Consolidated Companies (including the interest component of any payments in respect to Capitalized Lease Obligations) paid or scheduled to be paid during the Applicable Fiscal Period, all determined in accordance with GAAP consistently applied.

“Consolidated Total Senior Debt Leverage Ratio” means, the ratio of (a) the result of (i) the aggregate outstanding principal amount of the Loans plus (ii) the aggregate outstanding principal amount of all other Indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, that is secured by a Lien on any assets or property of any Borrowers or any of their Subsidiaries as of such date (after giving effect to any incurrence or repayment of any such Indebtedness on such date) to (b) Consolidated EBITDA for the most recently ended Applicable Fiscal Period on or prior to such date for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b).

“Contingent Liability” means, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” means a pledge, collateral assignment, control agreement or bank consent letter, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by the applicable Obligor, Administrative Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Administrative Agent “control” over each of such Obligor’s securities accounts, deposit accounts or investment property, as the case may be.

“Copyright Security Agreements” means any and all copyright security agreements entered into by the Obligors in favor of Administrative Agent (as required by the Agreement or any other Loan Document).

“Credit Agreement Joinder” means a joinder substantially in the form of Exhibit C.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions in effect from time to time.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the sum of (a) the Cash Interest Rate plus (b) 9.00%, plus (c) the PIK Interest Rate.

“Defaulting Lender” means any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment, (ii) pay over to Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Parent or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to Administrative Agent or (d) has become the subject of an Insolvency Event.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger or amalgamation) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock after the Secured Creditors are paid in full), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock or in connection with a Change of Control after the Secured Creditors are paid in full), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 180 days after the Maturity Date; provided that if such Capital Stock is issued by Parent pursuant to a plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Obligors (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to the exposure to Hazardous Materials) or the environment.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or, to the extent relating to exposure to Hazardous Materials, safety.

“Environmental Permit” shall have the meaning set forth in Section 7.14(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Excluded Accounts” means any deposit account that is used solely to fund payroll or employee benefits, so long as (a) such account is a zero balance account and (b) the applicable Obligor does not deposit or maintain funds in any such account in excess of amounts necessary to fund current payroll liabilities, payroll taxes or other wage and employee benefit payments, as applicable.

“Excluded Assets” means: (a) any asset to the extent pledges of and/or security interests therein are prohibited by Applicable Law or Cannabis Law, including as interpreted by any applicable Regulatory Authority, or would violate or invalidate any lease, license or other agreement or create a right of termination in favor of any other Person (other than any Loan Party, any wholly-owned or majority-owned Subsidiary, any Owner or any Affiliate of any of the foregoing) or which requires governmental (including regulatory) consent, approval, license or authorization to be pledged, to the extent such consent, approval, license or authorization has not been received (in each case, except to the extent, and only for as long as, such prohibition or impairment is not waived, terminated or rendered unenforceable or otherwise deemed ineffective after giving effect to applicable provisions of the UCC (or any successor provision or provisions), any Cannabis Law, any other Applicable Law (including any Debtor Relief Law) or any principle of equity); (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission to the U.S. Patent and Trademark Office of an amendment to allege use or a statement of use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall automatically be considered Collateral without further action on any party’s part; and (c) any Cannabis License, except to the extent not prohibited by the applicable Regulatory Authorities and in full compliance with applicable Cannabis Law; provided, however, that in each case of clauses (a) through (c) above, (x) Excluded Assets shall not include proceeds arising or resulting from the sale of any Excluded Assets and

(y) any Excluded Assets that at any time do not satisfy the above criteria (whether as a result of the applicable Obligor or Owner obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise) shall no longer constitute Excluded Assets for purposes hereof and shall automatically, subject to the requirements of any Governmental Authority, constitute a portion of the Collateral subject to the grant of security contained herein; and provided, further that the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Administrative Agent’s or any Secured Creditor’s continuing security interests in and liens upon any rights or interests of any Obligor in or to (A) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, Capital Stock or other asset (including any Accounts or Capital Stock), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, Capital Stock or other asset. For the purposes of this definition, “Account” means an account (as that term is defined in Article 9 of the UCC).

“Excluded Issuances” means (a) the issuance of Capital Stock (other than Disqualified Capital Stock) by Parent to members of the management, employees or directors of any Obligor and (b) the issuance of Capital Stock of Parent (other than Disqualified Capital Stock) upon the exercise of any warrants or options issued by Parent on or prior to the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 12.06) or

(ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning set forth in Section 7.28.

“Extraordinary Receipts” means any cash received by or paid to or for the account of Parent or any of Parent’s Subsidiaries not in the ordinary course of business, including: (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action to the extent not used to pay any corresponding cause of action or to reimburse Parent or any of Parent’s Subsidiaries for amounts previously expended, (b) indemnification payments received by Parent or any of Parent’s Subsidiaries to the extent not used or anticipated to be used to pay any corresponding liability or reimburse Parent or such Subsidiary for the payment of any such liability, (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreements, (d) tax refunds, and (e) pension plan reversions, net of Taxes paid or payable with respect to such amounts.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (together with any Applicable Laws implementing such agreements) implementing the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal

Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Performance Covenant Cure Period” shall have the meaning set forth in Section 10.03.

“Financial Performance Covenant Equity Cure” shall have the meaning set forth in Section 10.03.

“Financial Performance Covenants” means the covenants set forth in Section 9.14.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means the government of the United States, any foreign country or any multinational or supranational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other administrative bodies or quasi-governmental entities established to perform the functions of any such agency or authority.

“Guarantee Obligations” means, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business and consistent with past practice (unless a departure from past practice coincides with an industry-wide departure from past practice or results from a new technological development or custom) or customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and reasonable business judgment.

“Guarantor Obligations” shall have the meaning set forth in Section 6.01(a).

“Guarantors” means (a) each Borrower (as to the other Obligors) and (b) any other Person (other than an Individual Guarantor) that provides a guarantee for the payment and performance of the Obligations pursuant to an agreement reasonably acceptable to Administrative Agent after the Closing Date pursuant to Section 8.09.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “waste”, “recycled materials”, “sludge”, “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, recycled material, material or substance, which is prohibited, limited or regulated by any Environmental Law; provided that cannabis and marijuana are explicitly excluded from the definition of Hazardous Materials, as are any substances or products that would be deemed Hazardous Materials solely because they contain cannabis or marijuana, in each case, to the extent such substances are deemed hazardous solely because the Cannabis Businesses are unlawful under U.S. Federal Cannabis Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increased Cost Lender” shall have the meaning set forth in Section 2.05(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)all obligations of such Person to pay the deferred purchase price of property or services, but excluding trade accounts payable in the ordinary course of business (which are not overdue for a period of more than 90 days past the applicable due date thereof);
(d)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)	all Attributable Indebtedness;

(f)all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Capital Stock;
(g)all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any);
(h)	all obligations of such Person under and sale-and-leaseback transaction; and
(i)	all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (w) prepaid or deferred revenue arising in the ordinary course of business on customary terms, (x) purchase price holdbacks arising in the ordinary course of business and on customary terms in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (y) endorsements of checks or drafts arising in the ordinary course of business and consistent with past practice (unless a departure from past practice coincides with an industry-wide departure from past practice or results from a new technological development or custom), and (z) preferred Capital Stock to the extent not constituting Disqualified Capital Stock.

For all purposes hereof, the Indebtedness of any Person shall not include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or another entity not disregarded for tax purposes) in which such Person is a general partner or a joint venture (whether partner or member), unless the terms of such Indebtedness provide that such Person is liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of

(x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith and reasonable business judgment.

“Indemnified Liabilities” shall have the meaning set forth in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Individual Guarantors” means, collectively, John M. Pennington and Craig M. Parker.

“Information Certificates” means, collectively, (a) that certain Information Certificate dated as of the Closing Date and executed by Borrowers in favor of Administrative Agent and Lenders and (b) any other information or perfection certificate delivered by an Obligor to Administrative Agent and accepted by Administrative Agent.

“Insolvency Event” means, with respect to any Person, including any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy, insolvency or examinership proceeding (including any proceeding under the Bankruptcy Code), or regulatory restrictions,

(b) has had a receiver, examiner, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease material operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a)

or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intercompany Indebtedness” shall have the meaning set forth in Section 12.22.

“Investment” means, relative to any Person: (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) the incurrence of Contingent Liabilities for the benefit of any other Person; (c) the purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person); (d) the purchase or acquisition of any Capital Stock or other investment held by such Person in any other Person; and (e) any contribution made by such Person to any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IP Rights” shall have the meaning set forth in Section 7.13.

“Lender” and “Lenders” shall have the meanings set forth in the Preamble.

“Lien” means any mortgage, pledge, security interest, hypothecation, charge, claim, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease entered into in the ordinary course of business and on customary terms or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan Documents” means (a) this Agreement, the Security Documents, any Notes, the Validity Guaranty, each Information Certificate, each Collateral Assignment of Management Services Contracts, any subordination or intercreditor agreements in favor of Administrative Agent with respect to this Agreement and (b) any other document or agreement executed by any Obligor or any Individual Guarantor, or by any Borrower on behalf of the Obligors or the Individual Guarantors, or any of them, and delivered to Administrative Agent or Lender in connection with any of the foregoing or the Obligations.

“Loans” means, collectively, the amounts advanced by Lenders to Borrowers pursuant to Section 2.01, plus the aggregate amount of interest at the PIK Interest Rate added to such amounts pursuant to Section 2.04(b).

“Make-Whole Amount” means, with respect to any prepayment of the Loans or repayment in connection with an acceleration of the Loans prior to the Maturity Date, if such prepayment or repayment occurs on or prior to November 30, 2023, an amount equal to the sum of all payments of interest on the Loans that would be due after the date of such prepayment or repayment prior to November 30, 2023, if no repayment of such Loans was made prior to November 30, 2023.

“Managed Entity” means any Person engaged in a Cannabis Business, in each case, that enters into a Management Services Contract with an Obligor with respect to any Cannabis Business.

“Management Services Contract” means a management services agreement or other similar agreement between an Obligor, on the one hand, and a Managed Entity, on the other hand.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), results of operations or performance of the Obligors taken as a whole, (b) the validity or enforceability of this Agreement or any other Loan Document, (c) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, (d) the rights or remedies of the Secured Creditors or the Lenders hereunder or thereunder, (e) the priority of any Liens granted to Administrative Agent in or to any Collateral (other than as a result of voluntary and intentional discharge of the Lien by Administrative Agent) or (f) the Regulatory Licenses.

“Material Contracts” means (a) any agreement evidencing, securing or pertaining to any Indebtedness, or any guaranty thereof, in a principal amount exceeding $100,000, (b) any real property lease where annual rent exceeds $100,000, (c) any operating lease where annual rentals exceed $100,000,

(d) any agreement (other than the agreements set forth in the foregoing clauses (a) through (c)) which involves aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more on an annual basis, (e) any other agreement the termination of which (without contemporaneous replacement of substantially equivalent value) could reasonably be expected to have a Material Adverse Effect, (f) each Regulatory License and (g) each other Regulatory License.

“Maturity Date” means May 30, 2025.

“Missouri Department of Health” means the Missouri Department of Health and Senior Services.

“Missouri Medical Use Laws” means Article XIV of the Missouri Constitution, Missouri Code of State Regulations §§ 19 CSR 30-95.010, et. seq., as amended from time-to-time, the Missouri Revised Statutes §§ 195.805, 195.815, and all laws and regulations promulgated thereunder, in each case, as amended, modified or replaced.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means each mortgage, deed of trust, or deed to secure debt, trust deed or other security document granted by any applicable Obligor to Administrative Agent for the benefit of the Secured Creditors in respect of any Real Property owned or leased by such Obligor, in such form as agreed between such Obligor and Administrative Agent.

“Mortgaged Real Property” means any Real Property subject to a Mortgage.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) fees, costs and expenses paid to third parties (other than Affiliates) and relating to such Disposition, (ii) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) that is required to be, and is, repaid in connection with such Disposition, (iii) net income taxes to be paid in connection with such Disposition and (iv) sale, use or other transactional taxes paid or payable by such Person as a result of such Disposition, (b) with respect to any condemnation or taking of such assets by eminent domain proceedings of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) fees, costs and expenses paid to third parties (other than Affiliates) in connection with the collection of such proceeds, awards or other payments and (ii) taxes paid or payable by such Person as a result of such casualty, condemnation or taking, and (c) with respect to any offering of Capital Stock of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) legal, underwriting, and other fees, costs and expenses paid to third parties (other than Affiliates) and incurred as a result thereof, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith.

“New Growth Horizon” shall have the meaning set forth in the Preamble.

“NGH Investments” shall have the meaning set forth in the Preamble.

“Non-Defaulting Lender” means, at any time, any Lender holding a Commitment which is not a Defaulting Lender.

“Note” means a promissory note (or amended and restated promissory note) substantially in the form of Exhibit D.

“Notice of Control” shall have the meaning set forth in Section 8.13(b).

“Obligations” means (a) with respect to each Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Borrower arising under or in connection with any Loan Document, including all original issue discount, fees, costs, expenses (including fees, costs and expenses incurred during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed or allowable in such proceeding) and premiums payable under any Loan Document, the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed or allowable in such proceeding) on the Loans, all indemnification obligations and all obligations to pay or reimburse any Secured Creditor for paying any costs or expenses under any Loan Document, and all other fees to be paid to Administrative Agent or Arranger, or (b) with respect to each Obligor other than Borrowers, each Obligor and each Individual Guarantor, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Obligor or such Individual Guarantor arising under or in connection with any Loan Document, all indemnification obligations and all obligations to pay or reimburse any Secured Creditor for paying any costs or expenses under any Loan Document.

“Obligor Materials” shall have the meaning set forth in Section 12.23.

“Obligor” means each Borrower, each Guarantor and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” shall have the meaning set forth in Section 12.24.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction); (b) with respect to any limited liability company, the certificate, constitution or articles of formation or organization and operating agreement (if relevant); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.06).

“Owner” means John M. Pennington, Craig M. Parker and Matthew D. Labrier. “Parent” shall have the meaning set forth in the Preamble.

“Participant” shall have the meaning set forth in Section 12.06(c).

“Participant Register” shall have the meaning set forth in Section 12.06(c)(ii).

“Patent Security Agreements” means any patent security agreements entered into by an Obligor in favor of Administrative Agent (as required by the Agreement or any other Loan Document), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,

2001)).

“Payment Date” means the last Business Day of each calendar month.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject.

“Permitted Acquisition” means any other acquisition of Equity Interests or assets by any Borrower in a transaction or series of transactions, in each case of clauses (x) and (y), that satisfies each of the following requirements:

(a)the business or Person acquired in connection with such acquisition is engaged in the same business as Borrowers;
(b)	such acquisition is not a hostile or contested acquisition;
(c)Parent shall have notified Administrative Agent and Lenders not less than 10 Business Days (or such shorter time period as may be agreed to by Administrative Agent) prior to any such acquisition;
(d)if a new Subsidiary is formed or acquired as a result of or in connection with such acquisition, Borrowers shall have complied with the requirements of Sections 8.09 and 8.11 in connection therewith;

(e)if such acquisition is structured as the purchase of assets (which assets may include Equity Interests), all or substantially all of the assets acquired in connection with such acquisition shall be located within the United States and shall be owned by a Borrower.
(f)no Default or Event of Default shall exist at the time of such acquisition or result therefrom, and Borrowers shall be in compliance with the Financial Performance Covenants both before and after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith;
(g)such acquisition and all transactions related thereto shall be consummated in accordance with all applicable laws in all material respects;
(h)	such acquisition would not reasonably be expected to cause a Material Adverse

Effect;

(i)	all transactions related to such acquisition shall be consummated in accordance with applicable law;

(j)Parent shall have delivered any additional information or other materials relating to such acquisition, including financial statements of the business or Person to be acquired and the documents evidencing such acquisition (each in form and substance reasonably satisfactory to Administrative Agent) that have been requested by Administrative Agent; and
(k)the aggregate consideration paid in connection with such acquisition shall be paid with the Net Cash Proceeds of the issuance of Capital Stock by Parent, the issuance of Indebtedness permitted by Section 9.01(n) or a combination of the foregoing.

“Permitted Capital Lease Debt” means Indebtedness incurred under Section 9.01(d) in an aggregate outstanding principal amount not to exceed $100,000 at any time.

“Permitted Liens” shall have the meaning set forth in Section 9.02.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Interest Rate” means the following percentages per annum, based upon the Consolidated Total Senior Debt Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 8.01(c):

Pricing Tier	Consolidated Total Senior Debt Leverage Ratio	PIK Interest Rate
1	< 2.50:1	2.00%
2	> 2.50:1	3.00%

Any increase or decrease in the PIK Interest Rate resulting from a change in the Consolidated Total Senior Debt Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 8.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 2 shall apply automatically as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 8.01(c), whereupon the PIK Interest Rate shall be adjusted based upon the calculation of the Consolidated Total Senior Debt Leverage Ratio contained in such Compliance Certificate. The PIK Interest Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate is delivered pursuant to Section 8.01(c) for the fiscal month ending November 30, 2022, shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, (a) in the event Parent does not issue Capital Stock from which it receives, on or prior to the date six months after the Closing Date, Net Cash Proceeds of at least $4,000,000, the PIK Interest Rate shall be 3.00% per annum at all times and (b) the PIK Interest Rate shall be 3.00% per annum at all time when an Event of Default has occurred and is continuing.

“Platform” shall have the meaning set forth in Section 12.23.

“Price Road Property” means 1220 North Price Road, Olivette, Missouri 63132.

“Promotional Rights” shall have the meaning set forth in Section 12.16.

“Public Lender” shall have the meaning set forth in Section 12.23.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) Administrative Agent and (b) any Lender.

“Register” shall have the meaning set forth in Section 12.06(b)(iii).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulatory Authority” means every Missouri political subdivision authorized by Article XIV of the Missouri Constitution, and all laws, regulation and guidance promulgated to regulate the growth, processing, testing, and sale of cannabis or medical marijuana in Missouri, including the Missouri Department of Health.

“Regulatory Licenses” means each Permit required to be held by any Consolidated Company or any Managed Entity, or that any Consolidated Company or Managed Entity must have rights to use, to conduct its Cannabis Business in compliance with Applicable Laws, including the Permits listed on Schedule 7.19.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, emanating or migrating of Hazardous Materials in the environment.

“Replacement Lender” shall have the meaning set forth in Section 2.05(d).

“Required Lenders” means, at any time when there is more than one Lender which is not a Defaulting Lender, at least two Lenders which are not Defaulting Lenders having a Total Credit Exposure representing greater than 50.00% of the sum of the aggregate Total Credit Exposure at such time, or at any time when there is only one Lender which is not a Defaulting Lender, such Lender.

“Rescindable Amount” shall have the meaning set forth in Section 2.03(f).

“Restricted Cannabis Activities” means, in connection with the cultivation, distribution, sale and possession of cannabis and related products: (a) any activity that is not permitted under applicable U.S. State Cannabis Laws; (b) notwithstanding compliance with applicable U.S. State Cannabis Laws, any activity which a Governmental Authority asserts is unlawful under U.S. Federal Cannabis Law and the applicable Person is enjoined from conducting such activity; (c) distribution and sale of cannabis and related products to minors that is not approved under a U.S. State Cannabis Law; (d) payments to any Person that any Obligor knows, or should have known, is a criminal enterprise, gang, cartel or Person subject to Sanctions or an individual that is a member of a criminal enterprise, gang, cartel or Person subject to Sanctions; (e) non-compliance with anti-terrorism laws and other Applicable Law relating to money- laundering; (f) diversion of cannabis and related products from states where it is legal under U.S. State Cannabis Law to other states; (g) use of activities permitted under U.S. State Cannabis Law as a cover or pretext for the trafficking of other controlled substances or illegal drugs or other illegal activity; (h) the commission, or making threats, of violence and the use of firearms in violation of Applicable Law; (i) growing cannabis and related products on public lands; and (j) directly or indirectly, aiding, abetting or otherwise participating in a common enterprise with any Person or Persons in any of the above-described activities.

“Restricted Debt” means (a) the Indebtedness of any Obligor existing on the Closing Date and listed on Schedule 7.24, and (b) any other Indebtedness the repayment of which is expressly subordinated and made junior to the payment in full of the Obligations and contains terms and conditions (including terms relating to interest, fees, repayment and subordination) satisfactory to Administrative Agent.

“Restricted Payment” means, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, and (b) any payment of a management fee (or other fee of a similar nature) or any reimbursable costs and expenses related thereto by such Person to any holder of its Capital Stock or any Affiliate thereof.

“Rock Hill Property” means 2609 Rock Hill Industrial Court, St. Louis, Missouri 63144.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sales Tracking Software” means any “seed-to-sale” tracking, point-of-sale, or other inventory or sales reporting software used by the Obligors.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the

U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Creditors” means, collectively, (a) the Lenders, (b) Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Obligor under the Loan Documents, (d) any successors, endorsees, transferees and assigns of each of the foregoing to the extent any such transfer or assign is permitted by the terms of this Agreement and (e) any other holder of any Obligation or Secured Obligation (as defined in any applicable Security Document).

“Security Agreement” means that certain Security Agreement dated as of the Closing Date, among each Obligor and Administrative Agent for the benefit of the Secured Creditors.

“Security Documents” means, collectively, as applicable, the Security Agreement, the Collateral Access Agreements, the Control Agreements, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, each Collateral Assignment of Lease, each Collateral Assignment of Material Contracts, each Mortgage, each Assignment of Leases and Rents and each other instrument or document executed and delivered pursuant to this Agreement or any of the Security Documents to guarantee or secure any of the Obligations.

“Solvency Certificate” means a solvency certificate, duly executed and delivered by an Authorized Officer of Parent to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Solvent” means with respect to any Obligor, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets (which, for this purpose, shall include rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or is not “insolvent”, as applicable, within the meaning given that term and similar terms under Applicable Laws relating to fraudulent and other avoidable transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsequent Funding Dates” means the date of funding of each Loan, if any, that occurs after the Closing Date.

“Subsidiary” of any Person means and include (a) any corporation more than 50.00% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than (i) a 50.00% equity interest measured by either vote or value at the time or (ii) a 50.00% general partnership interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary means a Subsidiary of Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full in cash in accordance with the terms of this Agreement.

“Total Credit Exposure” means, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Commitment plus the outstanding principal amount of such Lender’s Loans or (ii) upon the termination of the Commitments, the outstanding principal amount of such Lender’s Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Commitments plus the aggregate outstanding principal amount of all Loans and (ii) upon the termination of the Commitments, the aggregate outstanding principal amount of all Loans.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Administrative Agent and the Lenders by each applicable Obligor and any trademark security agreement entered into after the Closing Date (as required by the Agreement or any other Loan Document), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” means (a) the execution, delivery and performance by each Obligor and each Individual Guarantor of each Loan Document to which it is a party, (b) the making of the Loans and (c) the use of the proceeds of the Loans.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“U.S.” and “United States” means the United States of America.

“U.S. Federal Cannabis Law” means any federal laws of the United States, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“U.S. Person” means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. State Cannabis Law” means the Missouri Medical Use Laws and any other law enacted by any state or locality of the United States that legalizes marijuana, cannabis and related products in some form that, by virtue of any Obligor or a Subsidiary of any Obligor procuring one or more licenses to operate a licensed cannabis facility in such state, is applicable to any Obligor, any Subsidiary of any of the foregoing, any Managed Entity or, solely with respect to the definition of Change in Cannabis Law, any Secured Creditor.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.04(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as from time to time in effect in the state of Illinois and any other applicable jurisdiction.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment or indemnification (whether oral or written) has been made or threatened.

“Unrestricted Cash” means, for the Obligors, the result of (a) the aggregate amount of unrestricted cash that is held in a deposit account set forth on Schedule 7.25 and subject to a Control Agreement, other than those deposit accounts which are Excluded Accounts, minus (b) all un-processed outstanding checks written by Borrowers.

“Unused Line Fee” shall have the meaning set forth in Section 2.04(f).

“Validity Guaranty” means that certain Validity Guaranty dated as of the date hereof from the Individual Guarantors in favor of Administrative Agent, for the benefit of the Secured Parties.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Withholding Agent” means any Obligor and Administrative Agent.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Any pronoun used shall be deemed to cover all genders.
(b)The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)Preamble, Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears unless otherwise specifically provided.
(d)The term “including” is by way of example and not limitation, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)All references in any Loan Document to the consent or discretion of, or approval by Administrative Agent or any Lender, shall be deemed to mean the consent of or approval by Administrative Agent or such Lender in its sole and absolute discretion, except as otherwise expressly provided in the applicable Loan Document.
(i)A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement. Whenever in any provision of this Agreement or any other Loan Document Administrative Agent or any Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Administrative Agent or such Lender may take or refrain to take such action in its sole and absolute discretion.
(j)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Obligor, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.03 Accounting Terms and Principles. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Parent or any of Parent’s Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article IX, including Section 9.13, or otherwise in this Agreement unless Parent, Administrative Agent and Required Lenders agree in writing to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article IX shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligor or any Subsidiary of any Obligor at “fair value”. A breach of a Financial Performance Covenant shall be deemed to have occurred as of any date of determination by Administrative Agent or Required Lenders as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Administrative Agent. Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into after the Closing Date) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capitalized Lease Obligation solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after the Closing Date.

SECTION 1.04 Rounding. Any financial ratios required to be maintained or complied with by the Obligors pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including this Agreement and each of the other Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, renewals and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, renewals and other modifications are permitted by the terms hereof and thereof; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting such Applicable Law and any successor or replacement statutes and regulations.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the time in Chicago, Illinois.

SECTION 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day. All payments required hereunder shall be paid in immediately available funds unless otherwise expressly provided herein.

SECTION 1.08 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Loan Document with respect to a Person that is not a corporation means and be references to the comparable terms used with respect to such Person.

ARTICLE II

Amount and Terms of Loans

SECTION 2.01 Loans.

(a)Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment shall, severally (and not jointly), make one or more Loans to Borrowers, which Loans (x) when aggregated with each other Loan made hereunder (but excluding, for the avoidance of doubt, all PIK Interest that is paid in kind and deemed to be a part of the principal amount of the Loans), shall be in an amount not to exceed the Aggregate Commitment and (y) for each Lender, when aggregated with each other Loan made by such Lender hereunder (but excluding, for the avoidance of doubt, all PIK Interest that is paid in kind to such Lender and deemed to be a part of the principal amount of the Loans pursuant to Section 2.04(b)), shall be in an amount not to exceed, for each Lender, such Lender’s Commitment, as follows:
(i)	on the Closing Date, Loans in the aggregate amount of $23,000,000;
(ii)from the Closing Date until May 24, 2022, Loans in the aggregate amount of $4,700,000 to acquire the Price Road Property.
(b)Upon the request of Borrowers and as approved by Administrative Agent and Lenders in their discretion, Loans in the aggregate amount of up to $10,000,000, the proceeds of which shall be used by Borrowers for such purposes as may be consented to by Lenders in their discretion, which Loans shall be made on terms and subject to conditions satisfactory to Lenders in their discretion. Obligors acknowledge and agree that any Loans disbursed pursuant to this Section 2.01(b) shall be made in the sole and absolute discretion of Administrative Agent and Lenders. No Lender shall have any obligation to make any Loan under this Section 2.01(b). This Section 2.01(b) shall not constitute a commitment on the part of Administrative Agent or any Lender to make any Loans under and pursuant to this Section 2.01(b). The Aggregate Commitment shall be deemed increased as of each date on which Loans are permitted to be made as provided in this Section 2.01(b) by the aggregate amount of the Loans made on such date, and the Commitment of each Lender shall be deemed increased as of such date by the amount of the Loan made by such Lender on such date. The minimum aggregate amount of the Loans requested under this Section 2.01(b) shall be $5,000,000.

Each Loan may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Commitments shall be permanently reduced by the amount of each Loan made on the Closing Date and on each Subsequent Funding Date on which Loans are advanced pursuant to Section 2.01(a)(ii) or 2.01(b).

SECTION 2.02 Disbursement of Funds; Original Issue Discount.

(a)If all the conditions set forth in Section 5.01 to the effectiveness of this Agreement are met prior to 10:00 a.m. on the Business Day immediately prior to the Closing Date, then, each Lender will make available its pro rata portion of the Loans to be made on the Closing Date in the manner provided below no later than 2:00 p.m. on the Closing Date. If all the conditions set forth in Section 5.02 are met prior to 10:00 a.m. on the Business Day immediately prior to an applicable Subsequent Funding Date, then, each Lender will make available its pro rata portion of the Loans to be made on such Subsequent Funding Date in the manner provided below no later than 2:00 p.m. on such Subsequent Funding Date.
(b)Each Lender shall make available all amounts it is to fund to Borrowers in immediately available funds to Administrative Agent, and, following receipt thereof in an account designated by Administrative Agent by the applicable time set forth in Section 2.02(a), Administrative Agent will remit such amounts by 4:00 p.m., in immediately available funds and in Dollars to Borrowers, by remitting the same to such Persons and such accounts as may be designated by Parent to Administrative Agent in writing. The failure of any Lender to make available the amounts it is to fund to Borrowers hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.
(c)At the election of Required Lenders, any and all payments of principal, interest, fees, premiums, costs, expenses and other sums payable under the Loan Documents shall be deemed to be a request for the advance of Loans in the applicable amount on the date determined by Required Lenders, and each such payment shall be made from the proceeds of Loans made hereunder, whether made following a request by Borrowers pursuant to Section 2.01(a)(ii) or 2.01(b) or a deemed request as provided in this Section 2.02(c). Any such request shall be irrevocable.
(d)Each of Borrowers and Lenders agrees that, on the Closing Date and each Subsequent Funding Date, Borrowers shall receive proceeds of the Loans made on such date based on a purchase price of 99.00% of the principal amount thereof. For the avoidance of doubt, on the Closing Date and each Subsequent Funding Date, each Lender shall advance to Borrowers an amount equal to 99.00% of its ratable share of all Loans requested by Borrowers as of the Closing Date and each Subsequent Funding Date in exchange for Borrowers’ obligations to repay in full the face amount of such Loans, plus interest accrued thereon in accordance with the terms hereof.

(e)Nothing in this Section 2.02 shall be deemed to relieve any Lender from its obligation to fulfill its commitments and obligations hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments and obligations hereunder).

SECTION 2.03 Payment of Loans; Evidence of Debt.

(a)Borrowers agree to pay to Administrative Agent, for the benefit of the Lenders, (i) commencing on May 31, 2024, and on each Payment Date occurring thereafter, a principal repayment in an amount equal to the Amortization Amount on such Payment Date; and (ii) the remaining outstanding principal and interest due on the Loans on the Maturity Date or upon such earlier date on which the Obligations are accelerated pursuant to the terms of this Agreement. Notwithstanding anything to the contrary herein, any repayment pursuant to this Section 2.03 may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future repayments. If a Lender chooses not to accept a repayment pursuant to this Section 2.03, in whole or in part, the other Lenders that accept such repayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Lenders, such declined proceeds shall be retained by Borrowers). Each Lender shall have until the Business Day immediately preceding the Business Day on which such repayment is due in order to decline such repayment (and any election by a Lender delivered prior to such Business Day can be rescinded by such Lender at its discretion until such Business Day).
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(c)Borrowers agree that from time to time on or after the Closing Date, upon the request to Administrative Agent by any Lender, at Borrowers’ own expense, Borrowers will execute and deliver to such Lender a Note evidencing the Loans, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s applicable Commitment. Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iii), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers, to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent from Borrowers and each Lender’s share thereof.
(d)The entries made in the Register and accounts and subaccounts maintained pursuant to Sections 2.05(b) and 2.05(c) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations of Borrowers therein recorded; provided that the failure of any Lender or Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers, the Guarantors and the Individual Guarantors to repay (with applicable interest) the Loans made to Borrowers by such Lender in accordance with the terms of this Agreement.
(e)In addition to the foregoing, each Borrower hereby irrevocably promises to pay all Obligations, including the outstanding aggregate principal amount of the Loans and interest and fees with respect to the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

(f)Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. With respect to any payment that Administrative Agent makes for the account of Lenders hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrowers have not in fact made such payment; (ii) Administrative Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed); or (iii) Administrative Agent has for any reason otherwise erroneously made such payment, then each applicable Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.04 Interest and Fees.

(a)The unpaid principal amount of the Loans shall bear interest from the Closing Date or the relevant Subsequent Funding Date, as applicable, at the Cash Interest Rate and shall be due and payable in cash monthly on each Payment Date, in arrears, with the first installment being payable on May 31, 2022.
(b)The unpaid principal amount of the Loans shall also bear interest from the Closing Date or the relevant Subsequent Funding Date, as applicable, at the PIK Interest Rate and shall be due and payable in kind monthly on each Payment Date, in arrears, with the first installment being payable on May 31, 2022. On each Payment Date, such paid in kind interest that is accrued and unpaid and that has not been previously added to the principal amount of the Loans shall be added, and amounts so added shall thereafter be deemed to be a part of the principal amount of the Loans.
(c)Interest shall accrue on each Loan for the day on which the Loan is made through the day on which the Loan or such portion is paid.
(d)From and after the occurrence and during the continuance of any Event of Default, Borrowers shall pay interest on the principal amount of all Loans and all other unpaid Obligations, to the extent permitted by Applicable Law, at the Default Rate, which Default Rate shall accrue from the date of such Event of Default (regardless of the date of notice of the imposition of the Default Rate) until waived in writing and shall be payable on demand and paid (i) with respect to interest accruing at the PIK Interest Rate, in kind, and (ii) otherwise, in cash.
(e)	All computations of interest hereunder shall be made in accordance with Section

4.05.

(f)Borrowers agree to pay to Administrative Agent, for the benefit of Lenders, an unused line fee (the “Unused Line Fee”) on the aggregate amount by which the Aggregate Commitment exceeds the sum of the average daily amount of outstanding principal amount of the Loans for each day from the Closing Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate of 0.20% per month. The Unused Line Fee shall be payable monthly in arrears on each Payment Date, commencing on May 31, 2022, and on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(g)All fees: shall be fully earned by Administrative Agent and each Lender when due and payable and non-refundable under all circumstances; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to Borrowers under this Section 2.04 shall be Obligations secured by the Collateral and shall be payable on demand to Administrative Agent, on behalf of Administrative Agent and Lenders, or as otherwise provided herein. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrowers under this Section 2.04 shall survive the payment in full of the Obligations and termination of the Loan Documents.

SECTION 2.05 Increased Costs, Illegality, Etc.

(a)In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, after the later of the Closing Date and the date such entity became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the Loans, including as a result of any Tax (other than any (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (z) Connection Income Taxes) because of any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements (but excluding changes in the rate of tax on the overall net income of such Lender), then, and in any such event, such Lender shall promptly give notice (if by telephone, confirmed in writing) to Parent and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, Borrowers shall pay to such Lender, within 10 Business Days after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender submitted to Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto).
(b)If, after the later of the date hereof and the date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within 10 days after receipt of written demand by such Lender (with a copy to Administrative Agent), Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.05(b), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to Parent, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. Without limiting Section 2.05(d), the failure to give any such notice with respect to a particular event shall not release or diminish any of Borrowers’ obligations to pay additional amounts pursuant to this Section 2.05(b) for amounts accrued or incurred after the date of such notice with respect to such event.

(c)This Section 2.05 shall not apply to Taxes to the extent duplicative of Section 4.04. In addition, this Section 2.05 shall not apply to any demand made after the 180th day following the requesting Lender’s knowledge that it would be entitled to any such amounts.
(d)If any Lender shall give notice to Parent that such Lender is entitled to receive and is requesting payments under this Section 2.05 or requires Borrowers to pay additional amounts pursuant to Section 4.04 (any such Lender, an “Increased Cost Lender”), then Borrowers may, at their sole expense and effort, permanently replace such Increased Cost Lender with one or more substitute Lenders reasonably acceptable to Administrative Agent (each, a “Replacement Lender”), and such Increased Cost Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Increased Cost Lender shall specify an effective date for such replacement, which date shall not be sooner than five Business Days and not be later than 10 Business Days after the date such notice is given, provided that (i) such Increased Cost Lender shall have received payment of an amount equal to the outstanding Obligations payable to it from the assignee (to the extent of outstanding principal and accrued interests and fees) or Borrowers (in the case of all other amounts) and (ii) such assignment does not conflict with Applicable Law. Notwithstanding anything to the contrary herein, a Lender shall not be required to make any such assignment pursuant to this Section 2.05(d) if, prior to the effective date for such replacement, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment pursuant to this Section 2.05(d) cease to apply.
(e)Prior to the effective date of such replacement, the Increased Cost Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Increased Cost Lender being repaid all Obligations owed to it through the effective date of the replacement. If the Increased Cost Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Increased Cost Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Increased Cost Lender shall be made in accordance with the terms of Section 12.06.

SECTION 2.06 Multiple Borrowers.

(a)It is the intent of the parties to this Agreement that Borrowers shall be jointly and severally obligated hereunder and under the Notes, as co-borrowers under this Agreement and as co-makers of the Notes, in respect of the principal of and interest on, and all other amounts owing in respect of, the Loans and the Notes. Each Borrower hereby (i) jointly and severally and irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations hereunder, it being the intention of the parties hereto that all such Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them and that the obligations of each Borrower hereunder shall be unconditional irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, and (ii) further agrees that if any such Obligations are not paid in full when due (whether at stated maturity, as mandatory prepayment or cash collateralization, by acceleration or otherwise), Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever. Each Borrower acknowledges and agrees that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations hereunder.
(b)Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including any property which is

Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

(c)Notwithstanding anything contained herein to the contrary, the obligations of each Borrower under the Loan Documents at any time shall be limited to the maximum amount as will result in the obligations of such Borrower under the Loan Documents not constituting a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws.
(d)If any payment shall be required to be made to any Secured Creditor under any Loan Document, each Borrower hereby unconditionally and irrevocably agrees it will contribute, to the maximum extent permitted by law, such amounts to each other Obligor so as to maximize the aggregate amount paid to the Secured Creditors under or in connection with the Loan Documents.
(e)This Section 2.06 is intended solely to preserve the rights of Administrative Agent and the other Secured Creditors hereunder and under the other Loan Document to the maximum extent that would not cause the Obligations or the Secured Obligations (as defined in the Security Agreement) of each Borrower to be subject to avoidance or unenforceability under any Debtor Relief Laws, and neither any Borrower nor any other Person shall have any right or claim under this Section 2.06 as against Administrative Agent or any other Secured Creditor that would not otherwise be available to such Person under the Bankruptcy Code or such other laws.

SECTION 2.07 Borrower Representative. Each Borrower, by its execution of this Agreement, irrevocably appoints Parent to act on its behalf as its agent in relation to the Loan Documents and irrevocably authorizes:

(a)Parent on its behalf to supply all information concerning itself contemplated by this Agreement to Administrative Agent and Lenders and to give and receive all notices, instructions and other communications, to sign all certificates, to make such agreements and to effect the relevant amendments, supplements, variations and waivers capable of being given, made or effected by any Borrower, notwithstanding that they may affect such Borrower, without further reference to or the consent of such Borrower; and
(b)Administrative Agent and Lenders to give any notice, demand or other communication to such Borrower pursuant to the Loan Documents to Parent,

and in each case such Borrower shall be bound as though such Borrower itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice, instruction or other communication given or made by Parent or given to Parent under any Loan Document on behalf of another Borrower (whether or not known to any other Borrower and whether occurring before or after such other Borrower became a Borrower under any Loan Document) shall be binding for all purposes on such Borrower as if such Borrower had expressly agreed, executed, made, given or concurred with it or received the relevant notice, demand or other communication. In the event of any conflict between any notices or other communications of Parent and any other Borrower, those of Parent shall prevail.

SECTION 2.08 Defaulting Lender.

(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.08 so long as such Lender is a Defaulting Lender.

(b)Except as otherwise expressly provided for in this Section 2.08, Loans shall be made pro rata from the Lenders holding Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Loans required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Loans shall be applied to reduce such type of Loans of each Lender (other than any Defaulting Lender) holding a Commitment in accordance with their Commitment Percentages; provided that Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent (it being understood that such retention by Administrative Agent shall not trigger an Event of Default due to such Defaulting Lender not receiving such funds). Administrative Agent may hold and, in its discretion, re-lend to Borrowers the amount of such payments received or retained by it for the account of such Defaulting Lender.
(c)A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement or the other Loan Documents, and all amendments, waivers and other modifications of this Agreement or the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of Required Lenders, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Loans or a Commitment Percentage; provided that this Section 2.08(c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Sections 12.01(a) and 12.01(c).
(d)Other than as expressly set forth in this Section 2.08, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agents) and the other parties hereto shall remain unchanged. Nothing in this Section 2.08 shall be deemed to release any Defaulting Lender from its obligations under this Agreement or the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)In the event that Administrative Agent and Borrowers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto.
(f)If any Lender is a Defaulting Lender, Borrowers may, within 90 days of receipt of such Lender becoming a Defaulting Lender, by notice in writing to Administrative Agent and such Defaulting Lender (i) request the Defaulting Lender to cooperate with Borrowers in obtaining a Replacement Lender; (ii) request the Non-Defaulting Lenders to acquire and assume all of the Defaulting Lender’s Loans and its Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, or if any one or more of the Non-Defaulting Lenders shall agree to acquire and assume all of the Defaulting Lender’s Loans and its Commitment Percentage, then such Defaulting Lender shall assign, in accordance with Section 12.06, all of its Loans and its Commitment Percentage and other rights and obligations under this Agreement and the other Loan Documents to such Replacement Lender or Non-Defaulting Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Defaulting Lender.

Nothing in this Section 2.08 shall limit any other remedies available at law or in equity to Borrowers against any Defaulting Lender for damages sustained by Borrowers due to such Lender being a Defaulting Lender.

ARTICLE III

Commitment Terminations

SECTION 3.01 Mandatory Reduction of Commitments. The Commitment shall be permanently reduced by the amount of each Loan made on the Closing Date and on each Subsequent Funding Date thereafter.

ARTICLE IV

Payments

SECTION 4.01 Voluntary Prepayments.

(a)Borrowers may, at their option, prepay the outstanding principal amount of the Loans in its entirety; provided, however, that Borrowers shall give Administrative Agent prior written notice of at least 30 days before such prepayment, and such notice shall be irrevocable.
(b)Any voluntary prepayment of the Loans hereunder that is made prior to the Maturity Date, or any payment upon acceleration in accordance with Section 10.02 (including, for the avoidance of doubt, in connection with an Event of Default under Section 10.01(a), 10.01(h) or 10.01(j)) and, for the avoidance of doubt, any refinancing of the Loans) shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Make-Whole Amount.

SECTION 4.02 Mandatory Prepayments.

(a)	Types of Mandatory Prepayments.
(i)Within three Business Days of the receipt by any Obligor or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness by any Obligor or any of its Subsidiaries (other than Indebtedness permitted under Section 9.01), Borrowers shall prepay the Loans in an amount equal to 100.00% of such Net Cash Proceeds, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement. Any mandatory prepayment of the Loans made pursuant to this Section 4.02(a)(i) shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Make-Whole Amount.
(ii)Within three Business Days of the receipt by any Obligor or any of its Subsidiaries of any Net Cash Proceeds from any Disposition (other than any Disposition permitted under Section 9.04(d), Sections 9.04(g) through 9.04(n), Section 9.04(p) or, unless Borrowers received any Loans pursuant to Section 2.01(a)(ii), 9.04(o)) Borrowers shall prepay the Loans in an amount equal to 100.00% of the Net Cash Proceeds from such Disposition, to be applied as set forth in Section 4.02(c); provided, however, that Borrowers shall not be required to prepay the Obligations with the Net Cash Proceeds received in connection with the Disposition of the Price Road Property in excess of $4,700,000 unless an Event of Default has occurred and is continuing. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement. Any mandatory prepayment of the Loans made pursuant to this Section 4.02(a)(ii) shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Make-Whole Amount.

(iii)Within three Business Days of the receipt by any Obligor or any of its Subsidiaries of any Net Cash Proceeds from any Casualty Event, Borrowers shall prepay the Loans in an amount equal to 100.00% of such Net Cash Proceeds, to be applied as set forth in Section 4.02(c); provided that Borrowers may, at their option by notice in writing to Administrative Agent no later than 30 days following the occurrence of the Casualty Event resulting in such Net Cash Proceeds, apply such Net Cash Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property so long as such Net Cash Proceeds are in fact used to commence the rebuilding or replacement of the damaged, destroyed or condemned assets or property within 90 days following the receipt of such Net Cash Proceeds, with the amount of Net Cash Proceeds unused after such period to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event. Any mandatory prepayment of the Loans made pursuant to this Section 4.02(a)(iii) shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Make-Whole Amount.
(iv)If an Event of Default has occurred and is continuing, within three Business Days of the receipt by any Obligor or any of its Subsidiaries of any Net Cash Proceeds from the issuance of any Capital Stock (other than Excluded Issuances), Borrowers shall prepay the Loans in an amount equal to 100.00% of such Net Cash Proceeds, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(iv) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any such issuance of Capital Stock. Any mandatory prepayment of the Loans made pursuant to this Section 4.02(a)(iv) shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Make-Whole Amount.
(v)Within three Business Days of the receipt by any Obligor or any of its Subsidiaries of any proceeds from any Extraordinary Receipts, Borrowers may, if no Event of Default has occurred and is continuing, and shall, if an Event of Default has occurred and is continuing, prepay the Loans in an amount equal to 100.00% of such Extraordinary Receipts, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(v) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any event or circumstance giving rise to any Extraordinary Receipts.
(vi)Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 10.02, Borrowers shall repay all the Loans, unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be repaid).
(b)Option to Decline Prepayment. Notwithstanding anything to the contrary herein, any mandatory prepayment pursuant to Section 4.02(a) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, the other Lenders that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Lenders, such declined proceeds shall be retained by Borrowers). Each Lender shall have until the Business Day immediately preceding the Business Day on which such prepayment is due in order to decline such prepayment (and any election by a Lender delivered prior to such Business Day can be rescinded by such Lender at its discretion until such Business Day).
(c)Application of Payments. With respect to each prepayment of the Loans required by Section 4.02(a), the amounts prepaid shall be applied, so long as no Application Event shall have occurred and be continuing, first to pay any fees and expenses of Administrative Agent and the Lenders under the Loan Documents until paid in full, second to any accrued and unpaid interest on the Loans until paid in full and thereafter to the outstanding principal on the Loans until the Loans are paid in full.

(d)Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, all proceeds of Collateral received by Administrative Agent or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations (an “Application Event”) shall be applied as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):
(i)first, to pay any costs and expenses of Administrative Agent (in its capacity as Administrative Agent) and fees then due to Administrative Agent (in its capacity as Administrative Agent) under the Loan Documents, including any indemnities then due to Administrative Agent (in its capacity as Administrative Agent) under the Loan Documents, until paid in full,
(ii)second, to pay any fees and premiums then due to Administrative Agent (in its capacity as Administrative Agent) or Arranger under the Loan Documents or otherwise until paid in full,
(iii)third, ratably to pay any costs, expense reimbursements, fees or premiums of the Lenders and indemnities then due to any of the Lenders under the Loan Documents until paid in full,
(iv)	fourth, ratably to pay interest due in respect of the outstanding Loans until paid in full,

(v)fifth, ratably to pay the outstanding principal balance of the Loans in the inverse order of maturity until the Loans are paid in full,
(vi)	sixth, to pay any other Obligations, and
(vii)	seventh, to Borrowers or such other Person entitled thereto under

Applicable Law.

SECTION 4.03 Payment of Obligations; Method and Place of Payment.

(a)The obligations of each Obligor hereunder and under each other Loan Document are not subject to counterclaim, set-off, right of rescission, recoupment or deduction of any kind. Subject to Section 4.03(b), and except as otherwise specifically provided herein, all payments under any Loan Document shall be made by Borrowers, without counterclaim, set-off, right of rescission, recoupment or deduction of any kind, to Administrative Agent for the ratable account of the Secured Creditors entitled thereto, not later than 5:00 p.m. on the date when due and shall be made in immediately available funds in Dollars to Administrative Agent. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 5:00 p.m. on such day) like funds relating to the payment of principal or interest or fees ratably to the Secured Creditors entitled thereto.
(b)For purposes of computing interest or fees, any payments under this Agreement that are made later than 5:00 p.m., shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.
(c)Borrowers shall make each payment under any Loan Document by wire transfer to such deposit account as Administrative Agent shall notify Parent in writing from time to time within a reasonable time prior to such payment.

SECTION 4.04 Taxes.

(a)Any and all payments by or on account of any obligation of any Obligor or any Individual Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor or Individual Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)The Obligors shall timely pay, and shall authorize Administrative Agent to pay in their name, to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after the date of any payment of Taxes or Other Taxes by any Obligor, the Obligors shall furnish to Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Administrative Agent.
(c)The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any costs and expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 4.04(d).
(e)As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 4.04, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)	Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Parent and Administrative Agent, at the time or times reasonably requested by Parent or Administrative Agent, such properly completed and executed documentation reasonably requested by Parent or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Parent or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Parent or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.04(f)(ii)(A), 4.04(f)(ii)(B) and 4.04(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)	Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to Parent and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)	executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code in customary form consistent with the Model Credit Agreement Provisions of the Loan Syndications and Trading Association (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Parent or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.04(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and Administrative Agent in writing of its legal inability to do so.

(g)If any Recipient determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.04(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.04(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.04(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.04(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.05 Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Each determination by Administrative Agent of an interest rate and fees hereunder shall be presumptive evidence of the correctness of such rates and fees, absent manifest error. Payments due on a day that is not a Business Day shall (except as otherwise required by Administrative Agent) be made on the immediately preceding Business Day and such reduction of time shall not be included in computing interest and fees in connection with that payment but shall be included in computing interest and fees in connection with the immediately succeeding payment.

SECTION 4.06 Maximum Interest. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law:

(i) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, the applicable Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

ARTICLE V

Conditions Precedent to Loans

SECTION 5.01 Closing Date Loan. The obligation of each Lender to make the Loans on the Closing Date as provided for hereunder is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender, of each of the following conditions precedent on or before the Closing Date, unless any such condition is waived in accordance with Section 12.01:

(a)Loan Documents. Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of each applicable Obligor or Individual Guarantor and each other relevant party:
(i)	this Agreement;
(ii)	the Notes;
(iii)	the Information Certificate;
(iv)one or more duly executed and delivered counterparts of Collateral Access Agreements from each lessor, mortgagee, warehouse operator, bailee, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to an Obligor, to the extent required by Administrative Agent;
(v)one or more duly executed and delivered counterparts of Collateral Assignments of Management Services Contracts;
(vi)	the other Security Documents; and
(vii)	each other Loan Document.
(b)	Collateral Matters.
(i)Excluding any Excluded Assets, all Capital Stock of each Obligor and Subsidiary shall be subject to a security interest pursuant to the Security Documents and Administrative

Agent shall have received all original certificates, if any, representing such securities and such accompanying documents reasonably requested by Administrative Agent.

(ii)Excluding any Excluded Assets, all Indebtedness owed to any of the Obligors (other than any Indebtedness of another Obligor) which, individually or in the aggregate, exceeds

$50,000 that is evidenced by one or more promissory notes shall be subject to a security interest pursuant to the Security Documents, and Administrative Agent shall have received original executed versions of all such promissory notes and such accompanying documents reasonably requested by Administrative Agent.

(iii)Administrative Agent shall have received the results of a search of the UCC and equivalent filings, as applicable, in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Obligor, together with copies of the financing statements, and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to Administrative Agent that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or have been released or will be released substantially simultaneously with the making of the Loans hereunder.
(iv)Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that appropriate UCC financing statements (including fixture filings) or equivalent filings, as applicable, have been duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable, to perfect Administrative Agent’s Liens in and to the Collateral and certified searches reflecting the filing of all such financing statements, or evidence that arrangements for filing reasonably satisfactory to Administrative Agent have been made.
(c)Legal Opinions. Administrative Agent shall have received an executed legal opinion of Armstrong Teasdale LLP, counsel to the Obligors and the Individual Guarantors, which opinion shall be addressed to Administrative Agent and the other Secured Creditors and shall be in form and substance reasonably satisfactory to Administrative Agent.
(d)Officer’s Certificates. Administrative Agent shall have received a certificate for each Obligor, dated the Closing Date, duly executed and delivered by an Authorized Officer of such Obligor, as to:
(i)resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Loan Documents applicable to such Person and the execution, delivery and performance of each Loan Document, in each case, to be executed by such Person;
(ii)the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person and a list of all officers and directors of the Obligors;
(iii)each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person;
(iv)(A) certificates of good standing or letter of status (or the local equivalent thereof, if applicable) with respect to each Obligor, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Obligor, which certificate shall indicate that such Obligor is in good standing in such jurisdiction, and (B) certificates of good standing (or the local equivalent thereof, if applicable) with respect to each Obligor, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions where such Obligor is qualified to do business as a foreign entity, which certificate shall indicate that such Obligor is in good standing in such jurisdictions; and

(v)each such Person’s investor rights agreements, voting agreements, registration rights agreements and other stockholders agreements, if any,

which certificates shall provide that each Secured Creditor may conclusively rely thereon until it shall have received a further certificate of an Authorized Officer of the applicable Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k).

(e)Other Documents and Certificates. Administrative Agent shall have received the following documents and certificates, each of which shall be dated the Closing Date and duly executed by an Authorized Officer of each applicable Obligor, in form and substance reasonably satisfactory to Administrative Agent:
(i)a certificate of an Authorized Officer of Parent, certifying as to such items as reasonably requested by Administrative Agent, including:
(A)the receipt of all required approvals and consents of all Governmental Authorities and other third parties, if applicable, with respect to the consummation of the Transactions and the operation of the Obligors’ business, each of which shall be in full force and effect,
(B)both before and after giving effect to the Transactions, including the borrowing of the Loans on the Closing Date, (1) no Default or Event of Default shall have occurred, (2) no default, event of default or material breach under any Material Contract by Parent or any of Parent’s Subsidiaries shall have occurred and (3) each such Material Contract remains in full force and effect and no Obligor or Subsidiary has received any notice of termination or non-renewal from the other party thereto, and
(C)the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, Material Adverse Effect or similar language in the text thereof); and
(ii)a disbursement letter detailing the planned distribution of proceeds from the Loans and a funds flow memorandum detailing the sources and uses of the Transactions.
(f)Solvency. Administrative Agent shall be reasonably satisfied that the Obligors (on a consolidated basis), after incurring the Loans, will be Solvent and Administrative Agent shall have received and shall be reasonably satisfied with a Solvency Certificate of an Authorized Officer of Parent, on behalf of the Obligors, confirming the Obligors and their Subsidiaries (on a consolidated basis), after giving effect to the Transactions, are Solvent.
(g)Insurance. Administrative Agent shall have received certificates of insurance, together with the endorsements thereto, naming Administrative Agent as an additional insured on behalf of the Lenders and lender loss payee as to casualty insurance, in each case, as to the insurance required by Section 8.03, in form and substance reasonably satisfactory to Administrative Agent.
(h)Payment of Outstanding Indebtedness. (i) On the Closing Date, the Obligors and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Loans hereunder and the Indebtedness (if any) listed on Schedule 7.24 or otherwise permitted by Section 9.01, and

Administrative Agent shall have received copies of all documentation and instruments evidencing the discharge of all Indebtedness paid off in connection with the Transactions and the transactions contemplated by this Agreement, and (ii) all Liens (other than Permitted Liens) securing payment of any such Indebtedness shall have been released and Administrative Agent shall have received pay-off letters, all form UCC-3 termination statements, all releases or terminations of intellectual property security agreements and other instruments as may be reasonably requested by Administrative Agent in connection therewith.

(i)Material Adverse Effect. Administrative Agent shall have determined that, both immediately before and immediately after giving effect to the Transactions, no Material Adverse Effect has occurred since December 31, 2020.
(j)Fees, Expenses and Interest. Each of Agents and the Lenders shall have received, for its own respective account, (i) all fees and expenses due and payable to such Person and (ii) the fees, costs and expenses due and payable to such Person pursuant to Section 12.05 (including the reasonable fees, disbursements and other charges of counsel).
(k)Patriot Act Compliance and Reference Checks. Administrative Agent shall have received completed reference checks with respect to each Obligor’s senior management, and any required Patriot Act compliance, the results of which are satisfactory to Administrative Agent in its discretion.
(l)Due Diligence. Administrative Agent shall have completed and be reasonably satisfied its business, legal, and collateral due diligence on Parent and Parent’s Subsidiaries, including (i) corporate, capital and legal structure of Parent and Parent’s Subsidiaries, (ii) securities, labor, insurance, tax, litigation and environmental matters, (iii) review of all third party reports and (iv) an independent quality of earnings report, third party accounting review, and the results of Borrowers’ pipeline and backlog.
(m)Material Contracts. Administrative Agent shall have received copies of (i) any agreement or other document evidencing any Restricted Debt and (ii) each other Material Contract of each Obligor, and, in each case, the results of Administrative Agent’s review thereof shall be reasonably satisfactory to Administrative Agent.
(n)	No Default, Representations and Warranties and No Injunctions.
(i)	No Default or Event of Default shall have occurred and be continuing.
(ii)All representations and warranties of the Obligors and the Individual Guarantors set forth in this Agreement and the other Loan Documents are true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on the Closing Date.
(iii)No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Transactions shall have been issued and remain in force by any Governmental Authority against any Obligor, any Individual Guarantor, Administrative Agent or any Lender.
(iv)Neither any order or injunction or pending litigation in which there is a reasonable possibility of a decision that could reasonably be expected to have a Material Adverse Effect, nor any pending litigation seeking to prohibit, enjoin or prevent any of the Transactions, shall exist.
(o)Loan Amount. The aggregate principal amount of the Loans funded on the Closing Date shall not exceed $23,000,000.

(p)Mortgaged Real Properties. Administrative Agent shall have received, with respect to each Mortgaged Real Property, each of the following, in form and substance reasonably satisfactory to Administrative Agent:
(i)evidence that a counterpart of a Mortgage and an Assignment of Leases and Rents with respect to such Mortgaged Real Property has been recorded, or that arrangements for recording reasonably satisfactory to Administrative Agent have been made, in the place necessary, in Administrative Agent’s reasonable judgment, to create a valid and enforceable Lien subject only to the Lien in favor of Administrative Agent for the benefit of itself and the other Secured Creditors;
(ii)a mortgagee’s title insurance policy with respect to each Mortgage and each Assignment of Leases and Rents, in form and substance satisfactory to Administrative Agent;
(iii)an ALTA survey prepared by a surveyor reasonably acceptable to Administrative Agent and certified to Administrative Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to Administrative Agent;
(iv)a zoning report or other zoning certification, and an environmental site assessment reflecting such Mortgaged Real Property’s compliance with Applicable Law;
(v)if such Mortgaged Real Property is in a flood zone, a flood notification form signed by the applicable Obligor and evidence that flood insurance is in place for the buildings and their contents located thereon; and
(vi)	an appraisal that is conducted by an appraiser reasonably acceptable to

Administrative Agent.

SECTION 5.02 Loans Made after Closing Date. The obligation of each Lender to make the Loans on each Subsequent Funding Date as provided for hereunder is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender, of each of the following conditions precedent on or before such Subsequent Funding Date, unless any such condition is waived in accordance with Section 12.01:

(a)Loan Amounts. The aggregate principal amount of Loans made on each Subsequent Funding Date shall, when aggregated with the original principal amount of all other Loans funded hereunder (but excluding, for the avoidance of doubt, all PIK Interest that is paid in kind to such Lender and deemed to be a part of the principal amount of the Loans pursuant to Section 2.04(b)), not be more than the Aggregate Commitment.
(b)Documents and Certificates. Administrative Agent shall have received the following documents and certificates, each of which, unless otherwise expressly indicated below, shall be dated as of the applicable Subsequent Funding Date and duly executed by an Authorized Officer of each applicable Obligor, in form and substance reasonably satisfactory to Administrative Agent:
(i)not less than 30 days prior to the proposed Subsequent Funding Date, a written request for such Loans in form and substance acceptable to Administrative Agent and setting forth, among other things, (A) the proposed Subsequent Funding Date and (B) the aggregate principal amount of such Loans;
(ii)a certificate of an Authorized Officer of Parent, on behalf of Borrowers, certifying as to such items as reasonably requested by Administrative Agent, including:

(A)both before and after giving effect to the borrowing of such Loans on such Subsequent Funding Date, no Default or Event of Default shall have occurred and be continuing;
(B)the representations and warranties of the Obligors and the Individual Guarantors set forth in this Agreement and the other Loan Documents are true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on the date of such request and such Subsequent Funding Date; provided, however, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) as of such date;
(C)evidence that the Obligors shall be in compliance with, after giving effect to the requested Loans on a pro forma basis, (1) the Financial Performance Covenant set forth in Section 9.14(a) on such Subsequent Funding Date and (2) the Financial Performance Covenant set forth in Section 9.14(b) recomputed as of the end of the Applicable Fiscal Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or 8.01(b); and
(iii)a certificate detailing the planned distribution of proceeds from the Loans and a funds flow memorandum (prepared by Administrative Agent) detailing the sources and uses of such Loans, each of which shall be acceptable to Administrative Agent.
(c)Solvency. Administrative Agent shall be reasonably satisfied that the Obligors, after incurring the Loans, will be Solvent and Administrative Agent shall have received and shall be reasonably satisfied with a Solvency Certificate of an Authorized Officer of Parent, on behalf of the Obligors, confirming the Obligors, after giving effect to the incurrence of such Loans, are Solvent.
(d)Material Adverse Effect. Administrative Agent shall have determined that (i) no Material Adverse Effect has occurred since December 31, 2020, and (ii) no Material Adverse Effect shall occur from giving effect to the Transactions.
(e)Fees, Expenses and Interest. Each of Administrative Agent and the Lenders shall have received, for its own respective account, (i) all fees and expenses due and payable to such Person hereunder and (ii) the fees, costs and expenses due and payable to such Person pursuant Section 12.05 (including the reasonable fees, disbursements and other charges of counsel).
(f)	No Default, Representations and Warranties and No Injunctions.
(i)	No Default or Event of Default shall have occurred and be continuing;
(ii)all representations and warranties made by each Obligor and each Individual Guarantor contained herein or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case, with the same effect as though such representations and warranties had been made on and as of the Subsequent Funding Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof));

(iii)no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Transactions shall have been issued and remain in force by any Governmental Authority against any Obligor, any Individual Guarantor, Administrative Agent or any Lender; and
(iv)there shall be no order or injunction or pending litigation that could reasonably be expected to have a Material Adverse Effect on the Obligors, taken as a whole, and no pending litigation seeking to prohibit, enjoin or prevent the making of such Loan or the use of the proceeds thereof.
(g)Mortgaged Real Properties. Administrative Agent shall have received, in the event Real Property is being acquired with the proceeds of the Loans being advanced on such Subsequent Funding Date, each of the items to be delivered pursuant to Section 5.01(p) with respect to such Real Property.
(h)Lien Certificate. Administrative Agent shall have received a record owner and lien certificate or similar certificate issued in connection with its title insurance policy, in form and substance satisfactory to Administrative Agent, and, if, necessary, amendments to the Mortgages, Assignments of Leases and Rents and title insurance policies to reflect any increase in the Aggregate Commitments, in each case, in form and substance satisfactory to Administrative Agent.

ARTICLE VI

Guarantee

SECTION 6.01 Guarantee.

(a)To induce the Lenders to make the Loans and each other Secured Creditor to make credit available to or for the benefit of one or more Obligors, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of each Borrower and each other Obligor, whether existing on the date hereof or hereinafter incurred or created (collectively, the “Guarantor Obligations”). The Guarantor Obligations shall include interest accruing at the then-applicable rate provided herein after the maturity thereof and interest accruing at the then- applicable rate provided herein after the commencement of any Insolvency Event relating to any Borrower or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Loan Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel and other advisors retained by, or for the benefit of, Administrative Agent or to the other Secured Creditors that are required to be paid by Borrowers pursuant to the terms of any of the foregoing agreements) and all obligations and liabilities of such Guarantor that arise or may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel and other advisors retained by, or for the benefit of, Administrative Agent or the other Secured Creditors that are required to be paid by such Guarantor pursuant to the terms of any such Loan Document) whether or not claims for any such amounts are allowed or allowable in any Insolvency Event. Each Guarantor’s guarantee hereunder constitutes a guarantee of payment and not of collection.
(b)Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable under this guarantee shall not exceed the maximum amount for which such Guarantor can be liable without rendering the obligations of such Guarantor under this Agreement or any other Loan Document, as it relates to such Guarantor, subject to avoidance under Applicable Laws relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of the Bankruptcy Code or any applicable provisions of comparable Applicable Laws). Any analysis of the provisions of this Article VI for purposes of such Applicable Laws shall take into account the right of contribution established in Section 6.02 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Article VI.

(c)Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this guarantee or affecting the rights and remedies of any Secured Creditor hereunder.
(d)This guarantee shall remain in full force and effect until the Termination Date occurs, notwithstanding that from time to time during the term of this Agreement no Guarantor Obligations may be outstanding.
(e)No payment made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by any Secured Creditor from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, and each Guarantor shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date occurs.

SECTION 6.02 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6.03. The provisions of this Section 6.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Creditors, and each Guarantor shall remain liable to the Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

SECTION 6.03 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Creditor, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Creditor against any Borrower or any other Obligor or any collateral security or guarantee or right of offset held by any Secured Creditor for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Obligor in respect of payments made by such Guarantor under this guarantee, in each case, until after the Termination Date occurs. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time on or prior to the Termination Date, such amount shall be held by such Guarantor for the benefit of Secured Creditors, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as Administrative Agent may determine in accordance with Section 4.02(d).

SECTION 6.04 Modification of the Guarantor Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guarantor Obligations made by any Secured Creditor may be rescinded by such Secured Creditor and any of the Guarantor Obligations continued, and the Guarantor Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, subordinated or released by any Secured Creditor, and this Agreement and the other Loan Documents, and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented or otherwise modified or terminated, in whole or in part, as Administrative Agent (or Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Creditor for the payment of the Guarantor Obligations may be sold, exchanged, waived, surrendered, subordinated or released. No Secured Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guarantor Obligations or for this Agreement or any other Loan Document or any property subject thereto.

SECTION 6.05 Guarantee Absolute and Unconditional. Each Guarantor waives to the fullest extent permitted by Applicable Law any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Creditor upon this Agreement or acceptance of the guarantee contained in this Article VI. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Article VI and all dealings between any Borrower or any other Obligor, on the one hand, and the Secured Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article VI. Each Guarantor, to the fullest extent permitted by Applicable Law, waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any other Obligor with respect to the Obligations. Each Guarantor waives, to the fullest extent permitted by law, any right such Guarantor may now have or hereafter acquire to revoke, rescind, terminate or limit (except as expressly provided herein) the guarantee set forth in this Article VI or any of its obligations hereunder. Each Guarantor understands and agrees, to the fullest extent permitted by Applicable Law, that the guarantee set forth in this Article VI shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, enforceability or avoidability of this Agreement or any other Loan Document, any of the Guarantor Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Secured Creditor, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower with respect to any Obligations, of such Guarantor under this guarantee or of an Individual Guarantor under the Validity Guaranty, in each case, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Creditor may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Guarantor Obligations or any right of offset with respect thereto, and any failure by any Secured Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Creditor against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 6.06 Reinstatement. The guarantee set forth in this Article VI shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantor Obligations is rescinded or must otherwise be restored or returned by any Secured Creditor, including upon the insolvency, bankruptcy, examinership, dissolution, liquidation or reorganization of any Borrower or any other Obligor, or upon or as a result of the appointment of a receiver, examiner, intervenor or conservator of, or trustee or similar officer for, any Borrower or any other Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 6.07 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to Administrative Agent, for the benefit of the Lenders, without set-off or counterclaim in Dollars in accordance with Section 4.03(c).

SECTION 6.08 Taxes.Each payment of the Guarantor Obligations will be made by each Guarantor subject to the same provisions as are set forth in Section 4.04.

ARTICLE VII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and continue the Loans as provided for herein, the Obligors make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans, but subject to Section 13.01:

SECTION 7.01 Status. Each Obligor (a) is a duly organized or formed and validly existing limited liability company or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except, in the case of this clause (b), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02 Power and Authority. Each Obligor has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Obligor has duly executed and delivered the Loan Documents to which it is a party and such Loan Documents constitute the legal, valid and binding obligation of such Obligor enforceable against each Obligor that is a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, examinership, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 7.03 No Violation. None of (a) the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Obligor (other than Liens created under the Loan Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contract of each Obligor, in the case of either of clauses (A) and (B), to which any Obligor is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents or Permit of any Obligor, except, with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.04 Litigation, Labor Controversies, Etc. There is no pending or, to the knowledge of any Obligor, threatened in writing, litigation, action, proceeding or labor controversy (including strikes, lockouts or slowdowns against the Obligors or any of their respective Subsidiaries pending or, to the knowledge of any Obligor, threatened in writing) (a) which could reasonably be expected to have a Material Adverse Effect, (b) which purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (c) relating to any Indebtedness or purported Indebtedness of any Obligor or any Subsidiary. There is no outstanding judgment rendered by any court or tribunal against any Obligor or any Subsidiary.

SECTION 7.05 Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.10. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 7.06 Approvals, Consents, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions, and (c) the filings or other actions necessary to perfect Liens under the Loan Documents) is required for the consummation of the Transactions or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery or performance of the Loan Documents, in each case by any of the Obligors party thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Loan Documents, the consummation of the Transactions, the making of the Loans or the performance by the Obligors or any of their respective Subsidiaries of their Obligations under the Loan Documents.

SECTION 7.07 Investment Company Act. No Obligor is, or will be after giving effect to the Transactions and the transactions contemplated under the Loan Documents, an “investment company” or a company “controlled” by a Person required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 7.08 Accuracy of Information.

(a)None of the factual information and data (taken as a whole) at any time furnished by any Obligor, any of their respective Subsidiaries or any of their respective authorized representatives in writing to Administrative Agent or any Lender (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided that, to the extent any such information was based upon or constitutes a forecast or projection, the Obligors represent only that the Obligors acted in good faith and utilized assumptions believed to be reasonable at the time made and due care in the preparation of such information, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
(b)The Budgets and pro forma financial information provided to Administrative Agent were prepared in good faith based upon assumptions believed by the Obligors to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(c)As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement, and the information in the Information Certificate, is true and correct in all respects.

SECTION 7.09 Financial Condition; Financial Statements. The tax returns and financial statements delivered to Administrative Agent present fairly in all material respects the financial position and results of operations of the Consolidated Companies at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes. The tax returns, financial statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied. All of the financial information to be furnished pursuant to Section 8.01 will present fairly in all material respects the financial position and results of operations of the Consolidated Companies at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes. None of the Obligors or any of their respective Subsidiaries has any Indebtedness or other material obligations or liabilities, direct or contingent that, either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

SECTION 7.10 Tax Returns and Payments. Each Obligor and its Subsidiaries has timely filed or caused to be timely filed all Tax returns and reports required to have been filed (and all such Tax returns are true, complete and correct in all material respects) and has paid or caused to be paid all Taxes required to have been paid by it prior to becoming delinquent, except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. There are no proposed or pending tax assessments, deficiencies, audits or other proceedings with respect to any material amount of Taxes. None of the Obligors nor any of their Subsidiaries has ever “participated” in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. None of the Obligors nor any of their Subsidiaries is a party to any tax sharing or similar agreement. No Lien has been filed and no material claim is being asserted, with respect to any such Tax, fee, or other charge.

SECTION 7.11 Benefit Plans.

(a)No Reportable Event or Prohibited Transaction, as each such term is defined in ERISA, has occurred or is reasonably expected to occur, and no Obligor has failed to meet the minimum funding requirements of ERISA.
(b)All obligations of each Obligor (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with any employee benefit plans and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements, have been performed or satisfied in a timely and proper fashion and in compliance with Applicable Law and the terms of the applicable employee benefit plan. There have been no improper withdrawals or applications of the assets of any Obligor’s employee benefit plans. There are no outstanding material disputes concerning the assets or liabilities of any Obligor’s employee benefit plans. No Obligor has a material contingent liability with respect to any post-employment or post-retirement benefits under an employee benefit plans and all post-employment and post-retirement liabilities, if any, under any employee benefit plans have been properly identified in the financial statements of the Obligors.

SECTION 7.12 Subsidiaries. None of the Obligors has any Subsidiaries other than the Subsidiaries listed on Schedule 7.12. Schedule 7.12 describes the direct and indirect ownership interest of each of the Obligors in each Subsidiary.

SECTION 7.13 Intellectual Property; Licenses, Etc. Each Obligor and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, Internet domain names, copyrights and copyrightable works, patents, inventions, trade secrets, know-how, proprietary computer software, franchises, intellectual property licenses and other intellectual property rights, including all registrations and applications to register any of the foregoing and all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof (collectively, the “IP Rights”) that are necessary for the operation of their respective businesses. The conduct and operations of the businesses of each Obligor and each of its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate in any material respect any intellectual property owned by any other Person, no other Person has challenged in writing or questioned any right, title or interest of any Obligor or any of its Subsidiaries in any IP Rights of such Obligor or Subsidiary, and no Obligor or Subsidiary thereof has received a written challenge from any other Person contesting the use of any IP Rights owned by such Obligor or Subsidiary or the validity or enforceability of such IP Rights. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of such Obligor threatened in writing. Schedule 7.13 is a complete and accurate list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Obligor and each of its Subsidiaries as of the Closing Date and (ii) all material license agreements or similar arrangements granting IP Rights of another Person to any Obligor or any of its Subsidiaries, other than software license agreement for “off-the-shelf” or “click-through” agreements. As of the Closing Date, none of the IP Rights owned by any Obligor or any of its Subsidiaries is subject to any licensing agreement, other than (i) non-exclusive licenses granted to customers in the ordinary business, or (ii) as set forth on Schedule 7.13.

SECTION 7.14 Environmental Warranties.

(a)	Except as set forth in Schedule 7.14:
(i)The Obligors, their Subsidiaries and their respective businesses, operations and Real Property are and have at all times during the Obligors’ or their Subsidiaries’ ownership, lease or operation thereof been in material compliance with, and the Obligors and their Subsidiaries have no material liability under, any applicable Environmental Law.
(ii)The Obligors and their Subsidiaries have obtained all material permits, licenses, certificates or authorizations required under Environmental Law (collectively, “Environmental Permits”) and necessary for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property. The Obligors and their Subsidiaries are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.
(iii)There has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials in, on, at, under, to, or from any Real Property presently or, to the knowledge of any Obligor, formerly owned, leased or operated by any of the Obligors, their Subsidiaries or their respective predecessors in interest that has resulted in, or is reasonably expected to result in, material liability or obligations by any of the Obligors under Environmental Law or result in a material Environmental Claim.
(iv)There is no material Environmental Claim pending or, to the knowledge of the Obligors, threatened in writing against any of the Obligors or their Subsidiaries, or relating to the

Real Property currently or formerly owned, leased or operated by any of the Obligors or their Subsidiaries or relating to the operations of the Obligors or their Subsidiaries, and, to the knowledge of the Obligors, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of a material Environmental Claim.

(v)No person with a indemnity, contribution or other obligation to any of the Obligors or their Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation.
(vi)No Real Property owned, leased or operated by the Obligors or their Subsidiaries and, to the knowledge of the Obligors, no Real Property or facility formerly owned, leased or operated by any of the Obligors or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any governmental or regulatory authority that indicates that any Obligor or Subsidiary has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws.
(vii)No Lien has been recorded or, to the knowledge of any Obligor, threatened in writing under any Environmental Law with respect to any Real Property of the Obligors or their Subsidiaries.
(b)None of the matters, individually or in the aggregate, disclosed in Schedule 7.14 could reasonably be expected to have a Material Adverse Effect.
(c)The Obligors and their Subsidiaries have made available to Administrative Agent all material reports, assessments, audits, studies and investigations in the possession, custody or control of the Obligors and their Subsidiaries concerning Environmental Claims or compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at Real Property or facilities formerly owned, operated, leased or used by any of the Obligors, their Subsidiaries or their predecessors-in-interest.

SECTION 7.15 Ownership of Properties. Set forth on Schedule 7.15 is a list of all of the Real Property owned or leased by any of the Obligors as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Obligor owns (a) in the case of owned Real Property, good and valid fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or material leased personal property, valid and enforceable (except as may be limited by bankruptcy, insolvency, examinership, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 7.16 No Default. None of the Obligors or any of their respective Subsidiaries (a) is in default or material breach under any Contractual Obligation under any of the Management Services Contracts or (b) is in default or material breach under or with respect to, or a party to, any other Contractual Obligation except, with respect to any default or material breach referred to in this clause (b), to the extent that such default or material breach could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. On the Closing Date, after giving effect to the Transactions, none of the Obligors or any of their respective Subsidiaries is in default under or with respect to (x) any Contractual

Obligation in respect of Indebtedness or purported Indebtedness or (y) any of the Management Services Contracts.

SECTION 7.17 Solvency. On the Closing Date after giving effect to the Transactions and the other transactions related thereto, the Obligors are Solvent.

SECTION 7.18 Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Obligor is, and the books and records of each Obligor and all of its Chattel Paper (as defined in the UCC) and records of Accounts (as defined in the UCC) are maintained exclusively in the possession of such Obligor at, the address of such Obligor specified in Schedule 7.18 (or, after the Closing Date, at such other address permitted by Section 4.3(a)(i) of the Security Agreement). Schedule 7.15 specifies all Real Property of each Obligor, and indicates whether each location specified therein is leased or owned by such Obligor. Except as otherwise agreed by Administrative Agent, each leased location of an Obligor that is the headquarters of any Obligor, where books and records of any Obligor are maintained or where Collateral having value in excess of $100,000 is located, shall be subject to a Collateral Access Agreement to be provided by the landlord of such leased location in favor of Administrative Agent.

SECTION 7.19 Compliance with Laws and Permits; Authorizations.

(a)Each Obligor and each of its Subsidiaries (a) is in material compliance with all Applicable Laws and Permits, including all applicable U.S. State Cannabis Laws and (b) has all requisite governmental licenses, Permits, authorizations, consents and approvals necessary to operate its business as currently conducted, except in such instances in which such requirement of Applicable Laws, Permits, government licenses, authorizations or approvals are being contested in good faith by appropriate proceedings diligently conducted. No Obligor has received any written notice that is outstanding or unresolved to the effect that its operations are not in material compliance with any Environmental Law or Permit or are the subject of any investigation by any Governmental Authority evaluating whether any cleanup or other action is needed to respond to a Release or impose further controls on any existing discharge of Hazardous Materials to the environment.
(b)No Obligor, nor any Subsidiary, nor, to the knowledge of the Obligors and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any Person that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. No Obligor is engaged in any Restricted Cannabis Activities.
(c)The Obligors and their Subsidiaries have conducted their business in compliance with Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 7.20 No Material Adverse Effect. Since December 31, 2020, (a) there has been no Material Adverse Effect, and (b) there has been no circumstance, event or occurrence, and no fact is known to the Obligors that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.21 Contractual or Other Restrictions. Other than the Loan Documents, as set forth in Schedule 7.21 and to the extent permitted by Section 9.11, no Obligor or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Obligor, that limits its ability to grant Liens in favor of Administrative Agent or that otherwise limits its ability to perform the terms of the Loan Documents.

SECTION 7.22 Collective Bargaining Agreements. Set forth on Schedule 7.22 is a list of all collective bargaining or similar agreements between or applicable to any Obligor or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Obligor or any of its Subsidiaries.

SECTION 7.23 Insurance. The properties of each Obligor are insured as required by Section 8.03. As of the Closing Date, all premiums with respect thereto that are due and payable have been duly paid and no Obligor has received or has knowledge of any written notice of violation or cancellation thereof and each Obligor has complied in all material respects with the requirements of such policy.

SECTION 7.24 Evidence of Other Indebtedness. Schedule 7.24 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, any Obligor or Subsidiary outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Agreement and the other Loan Documents), in each case, in excess of $50,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 7.24. The aggregate principal amount of all Indebtedness of (and all commitments for extensions of credit to) the Obligors and their Subsidiaries outstanding on the Closing Date which is not disclosed on Schedule 7.24 by reason of the disclosure threshold set forth in the immediately preceding sentence does not exceed $50,000.

SECTION 7.25 Deposit Accounts and Securities Accounts. Set forth in Schedule 7.25 is a list as of the Closing Date of all of the deposit accounts and securities accounts of each Obligor, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Obligor (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 7.26 Absence of any Undisclosed Liabilities. There are no material liabilities of any Obligor of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the most recent financial statements delivered pursuant to Section 8.01.

SECTION 7.27 Material Contracts and Regulatory Matters.

(a)Schedule 7.27(a), as updated from time to time pursuant to Section 8.01(h)(viii), sets forth all Material Contracts of the Obligors. As of the Closing Date, all Material Contracts are in full force and effect and no defaults currently exist thereunder.
(b)The relevant Obligors and Managed Entities hold the applicable Regulatory License required for such Obligor or Managed Entity to conduct its Cannabis Businesses. Each Regulatory License is in full force and effect in all material respects and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. There are no pending or threatened actions by or before any Governmental Authority to revoke, suspend, cancel, rescind, terminate or materially adversely modify any Regulatory License. Schedule 7.27(b) sets forth all Sales Tracking Software.

SECTION 7.28 Anti-Terrorism Laws. No Obligor or any Subsidiary is in violation of any Law relating to terrorism or money laundering (collectively, “Anti-Terrorism Laws”), including the Patriot Act and Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 (the “Executive Order”). No Obligor, Subsidiary or agent acting or benefiting in any capacity in connection with the Loans is (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order,

(b)a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (c) a Person with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (e) a Person that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. No Obligor or Subsidiary or, to the Obligors’ knowledge, other agents acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in any property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Anti- Terrorism Laws.

SECTION 7.29 Transactions with Affiliates. Except (a) transactions for the sale of goods or services rendered in the ordinary course of business upon terms no less favorable to such Person than such Person could obtain in a comparable arms-length transaction with an unrelated third party, (b) the payment of customary compensation, employment, termination and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Obligor or any Subsidiary in the ordinary course of business, and (c) transactions set forth on Schedule 7.29, there are no existing or proposed agreements, arrangements, understandings or transactions between any Obligor and any of the officers, members, managers, directors, stockholders, parents, holders of other Capital Stock, employees or Affiliates (other than Subsidiaries that are Obligors) of any Obligor.

SECTION 7.30 Rock Hill Property. (a) There are odors emanating from the Rock Hill Property that have been identified as a potential zoning violation by the relevant Governmental Authority, (b) the applicable zoning commission has established a dedicated hotline for odor complaints with respect to the applicable building on the Rock Hill Property and (c) if such odors are not adequately addressed and continue, the matter might be referred to the community prosecutor and might be heard in municipal court. Borrowers are using their best efforts to mitigate such odors and will continue taking reasonable steps to address any odor-related issues.

ARTICLE VIII

Affirmative Covenants

The Obligors hereby covenant and agree that on the Closing Date and thereafter, until the Loans, together with interest, fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement, subject to Section 13.01:

SECTION 8.01 Financial Information, Reports, Notices and Information. The Obligors will furnish Administrative Agent and each Lender copies of the following financial statements, reports, notices and information:

(a)Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, unaudited (i) consolidated and consolidating balance sheets of the Consolidated Companies as of the end of such fiscal month, (ii) consolidated and consolidating statements of income and cash flow of the Consolidated Companies as of the end of such fiscal month, in each case, including in comparative form (both in Dollar and percentage terms) the figures for the corresponding fiscal month in the preceding fiscal year of Parent and in the then-current Budget for such fiscal year, if applicable, and year-to-date portion of, the immediately preceding fiscal year of Parent, and (iii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, including, in comparative form the figures for the corresponding fiscal month in, and year- to-date portion of, the immediately preceding fiscal year of Parent, and period commencing at the end of the previous fiscal year of Parent and ending with the end of such fiscal month.

(b)Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Parent, copies of the consolidated and consolidating balance sheets of the Consolidated Companies, and the related consolidated and consolidating statements of income and cash flows of the Consolidated Companies for such fiscal year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year and in the then-current Budget for such fiscal year, such consolidated statements audited and certified without qualification, or exception as to the scope of such audit, by an independent public accounting firm reasonably acceptable to Administrative Agent, together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.
(c)Compliance Certificates. Concurrently with the delivery of the financial information pursuant to Sections 8.01(a) and 8.01(b), a Compliance Certificate (i) certifying that such financial information presents fairly in all material respects the financial condition, results of operations and cash flows of the Consolidated Companies in accordance with GAAP at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes,

(ii) showing compliance with the Financial Performance Covenants and the calculation of the Consolidated Total Senior Debt Leverage Ratio and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 7.09 with respect thereto, (iii) in the case of each Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) above, specifying any change in the identity of the Subsidiaries as at the end of such fiscal year from the Subsidiaries provided to the Lenders on the Closing Date or the most recent fiscal year, as the case may be, and (iv) in the case of each Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) above, including (A) updated Schedules 7.15 and 7.25 (if applicable) and (B) a written supplement substantially in the form of Schedules 1 through 3, as applicable, to the Security Agreement, in each case, with respect to any additional assets and property acquired by any Obligor after the date hereof, all in reasonable detail.

(d)Additional Information. Promptly upon request, (i) such other information regarding the condition, properties or operations (financial or otherwise and including receivable schedules, copies of invoices, shipping documents, and delivery receipts), changes in ownership of Capital Stock, and business affairs of any Obligor or any Subsidiary, or compliance with the terms of this Agreement, as Administrative Agent or any Lender (through Administrative Agent) may reasonably request and (ii) information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(e)Cash Flow Forecast. No later than 45 days prior to the Maturity Date, (i) a cash flow forecast as of such date and (ii) if such cash flow forecast does not demonstrate, in a manner satisfactory to Administrative Agent in its discretion, that the Obligations will be paid in full on the scheduled maturity date thereof, a management plan, in form and substance acceptable to Administrative Agent in its discretion, which shall provide in reasonable detail Borrowers’ sources of debt or equity financing permitted hereunder in an amount sufficient to pay in full the Obligations on or prior to the stated maturity date thereof, together with copies of documentation for legally binding commitments for such debt or equity financing, in form and substance acceptable to Administrative Agent in its discretion.

(f)Budget. No later than 45 days after the commencement of each fiscal year of Parent, the forecasted consolidated and consolidating financial projections for the Consolidated Companies for such fiscal year (on a month-by-month basis) (including projected consolidated and consolidating income statements, balance sheets and Capital Expenditures on a month-by-month basis as of the end of such fiscal year, the related consolidated statements of projected cash flow and projected changes in financial position and a description of the underlying assumptions applicable thereto), in each case, prepared by management of the Obligors in good faith based upon assumptions believed by the Obligors to be reasonable at the time made, consistent in scope with the financial statements provided pursuant to Section 8.01(b), setting forth the principal assumptions on which such projections are based (such projections, together with the projections delivered as of the Closing Date pursuant to Section 5.01(g), collectively, the “Budget”).
(g)Defaults; Litigation; Material Adverse Effect. As soon as possible and in any event within five Business Days after an Authorized Officer of any Obligor or any of their respective Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of Parent of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Obligors propose to take with respect thereto, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and the materiality described in Section 7.04, and to the extent Administrative Agent requests, copies of all documentation related thereto, and (iii) the occurrence of any event that has had, or could reasonably be expected to result in, a Material Adverse Effect.
(h)Notices. The Obligors shall provide Administrative Agent with the following promptly (and in no event later than seven Business Days after an Authorized Officer of any Obligor becoming aware thereof):
(i)notice of any pending or threatened (in writing) litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Loan Document, or any document or instrument referred to in Section 9.08, which notice shall be signed by an Authorized Officer of Parent and shall specify the nature thereof, and what actions the applicable Obligors propose to take with respect thereto, together with copies of all relevant documentation;
(ii)notice of the commencement of, or any material development in, any litigation, investigation (formal or informal), document request or proceeding affecting any Obligor or any Subsidiary thereof, in which (A) the amount of damages claimed is $100,000 or more, (B) injunctive or similar relief is or may be sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (C) the relief sought is or may be an injunction or other stay of the performance of this Agreement or any other Loan Document or (D) the SEC or any other Governmental Authority is involved;
(iii)notice of any pending or threatened (in writing) labor dispute, strike, walkout, or union organizing activity with respect to any employees of an Obligor;
(iv)notice of (i) any default or breach by any Obligor or Subsidiary under any Material Contract or (ii) any termination or non-renewal of any Material Contract or the receipt by any Obligor or Subsidiary of any written notice from the other party to any Material Contract of such party’s intent to terminate or not renew such Material Contract;
(v)notice of the discharge or withdrawal or resignation by the Obligors’ independent accountants;

(vi)copies of all amendments, consent letters, waivers or modifications to an Obligor’s Organization Documents (to the extent permitted hereunder);
(vii)copies of all significant written final reports submitted to the Obligors by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any final comment letters delivered to management and all responses thereto;
(viii)notice of the entering into of any Material Contract following the Closing Date, which notice shall include an updated Schedule 7.27(a) and, if such Material Contract is a Regulatory License, an updated Schedule 7.19;
(ix)copies of all material written communications to and from applicable Governmental Authorities, including the Internal Revenue Service, the Environmental Protection Agency, and any other Governmental Authority regulating cannabis, regarding notice of enforcement proceedings, complaints, inspections and related matters addressed to any Borrower, any other Obligor or any Subsidiary thereof or relating to any Regulatory License or any Obligor or any Subsidiary;
(x)copies of the results of any facility audit by any Governmental Authority to the extent such results are material and negative;
(xi)a copy of any warning document, letter or notice from any Governmental Authority that would have a material and negative impact on any Regulatory License or the ability of the Obligors to conduct all or any material portion of their business;
(xii)copies of all material documents and information furnished to any Governmental Authority in connection with any investigation of any Obligor other than (A) routine inquiries by such Governmental Authority, (B) to the extent prohibited by Applicable Law or written request of any Governmental Authority having authority over such Obligor, or (C) to the extent such documents and information are subject to attorney-client or similar privilege that is not capable of being waived;
(xiii)	notice of receipt of any rejection or non-renewal of a Regulatory License;
(xiv)copies of any material notices that any Obligor receives or delivers in connection with any leased real property; and
(xv)notice of any written notice of default under an agreement evidencing Indebtedness owed to or from an Obligor having a principal or stated amount, individually or in the aggregate, in excess of $100,000.
(i)Management Letters. Promptly upon, and in any event within five Business Days after receipt thereof, copies of all final “management letters” submitted to any Obligor by the independent public accountants referred to in Section 8.01(b) in connection with each audit made by such accountants.
(j)Bankruptcy, Etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, examinership, reorganization of any Obligor, or the appointment of any trustee, assignee, receiver or similar estate fiduciary in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence.

(k)Corporate Information. Promptly upon, and in any event within seven Business Days after, becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 5.01(d), or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 8.01 or otherwise under the Loan Documents, a certificate, certified to the extent of any change from a prior certification, from an Authorized Officer of such Obligor notifying Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.
(l)Other Information. With reasonable promptness, such other information (financial or otherwise) as Administrative Agent on its own behalf or at the request of any Lender may reasonably request in writing from time to time.

SECTION 8.02 Books, Records and Inspections. The Obligors will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP (subject to normal year-end adjustments pursuant to the audit required under Section 8.01(b)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Obligors or such Subsidiary, as the case may be. The Obligors will, and will cause each of their respective Subsidiaries to, permit Administrative Agent and its representatives and independent contractors to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Obligors; provided that such visits or inspections shall be at reasonable times during normal business hours, upon reasonable advance notice to the Obligors, but not more often than two times per year (except that none of the limitations in this proviso shall apply if an Event of Default then exists). Any information obtained by Administrative Agent pursuant to this Section 8.02 may be shared with Administrative Agent or any Lender upon the request of such Secured Creditor. Administrative Agent shall give the Obligors the opportunity to participate in any discussions with the Obligors’ directors, officers and independent public accountants.

SECTION 8.03 Maintenance of Insurance. The Obligors will, and will cause each of their respective Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Obligors believe (in their reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Obligors; and will furnish to Administrative Agent for further delivery to the Lenders, upon written request from Administrative Agent, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming Administrative Agent, on behalf of the Secured Creditors, as lender loss payee and (B) all general liability and other liability policies naming Administrative Agent, on behalf of the Secured Creditors, as additional insured and (ii) legends providing that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least 30 days (10 days with respect to failure to pay premium) after receipt by Administrative Agent of written notice thereof.

SECTION 8.04 Payment of Taxes. The Obligors will timely pay and discharge, and will cause each of their respective Subsidiaries to timely pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to it, prior to the date on which such Tax, assessment or governmental charge is delinquent, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien having priority over Administrative Agent’s Liens (other than Permitted Liens) or an otherwise material Lien upon any properties of the Obligors or any of their respective Subsidiaries; provided that none of the Obligors or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings that stays execution and as to which such Obligor has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 8.05 Maintenance of Existence; Compliance with Laws, Etc. Each Obligor will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence (except in a transaction permitted by Section 9.03), (b) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation, organization or formation, and each state or other jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) comply in all material respects with all Applicable Laws, including compliance with safety regulations applicable to any Borrower or any of its Subsidiaries.

SECTION 8.06 Environmental Compliance.

(a)Each Obligor will, and will cause its Subsidiaries to, comply in all material respects with all Environmental Laws and Environmental Permits applicable to their business, operations and Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its business, operations and Real Property; and conduct all response, investigation, remediation, cleanup or monitoring activity required by any Governmental Authority or any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws in all material respects.
(b)Each Obligor will, and will cause its Subsidiaries to, do or cause to be done all things required by Environmental Laws to prevent any Release of Hazardous Materials in, on, at, under, to or from any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, at, under or from any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries except those that are present, used, stored, handled and managed in material compliance with applicable Environmental Laws.
(c)Each Obligor will, and will cause its Subsidiaries to, undertake all actions, including response, investigation, remediation, cleanup or monitoring actions, necessary, at the sole cost and expense of the Obligors: (i) to address any Release of Hazardous Materials in, on, at, under, to or from any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries as required pursuant to Environmental Law; (ii) to address as may be required by Environmental Law any environmental conditions relating to any Obligor, Subsidiary, or their respective business or operations or to any Real Property of any of the Obligors or their Subsidiaries; (iii) to keep any Real Property of any of the Obligors or their Subsidiaries free and clear of all Liens and other encumbrances pursuant to any Environmental Law; and (iv) to promptly notify Administrative Agent in writing of: (1) any material Release or threatened Release of Hazardous Materials in, on, at, under, to, or from any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries, except those that are pursuant to and in compliance with the terms and conditions of Environmental Law or an Environmental Permit, (2) any material non-compliance with, or violation of, any Environmental Law applicable to any Obligor or Subsidiary, any Obligor’s or Subsidiary’s business and any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries, (4) any response, investigation, remediation, cleanup or monitoring activity at any Real Property owned, leased or operated by any of the Obligors or their Subsidiaries required to be undertaken pursuant to Environmental Law, and

(5) any written notice or other written communication received by any Obligor from any person or Governmental Authority relating to any material Environmental Claim against any Obligor or Subsidiary pursuant to any Environmental Law.

(d)If a Default caused by reason of a breach of Section 7.14 or this Section 8.06 shall have occurred and is not reasonably curable within 30 days or shall be continuing for more than 30 days without the Obligors commencing activities reasonably likely to cure such Default, the Obligors shall, at the written request of Administrative Agent, (i) provide to Administrative Agent within 45 days after such request, at the expense of the Obligors, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to Administrative Agent and in the form and substance reasonably acceptable to Administrative Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response action to address such Default and findings; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all response actions required by Environmental Laws to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of Administrative Agent; and (iv) permit Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Obligors and their Subsidiaries which are the subject of such Default for the purpose of conducting such environmental audits and testing as is reasonably necessary, including subsurface sampling of soil and groundwater, the cost for which shall be payable by the Obligors.

SECTION 8.07 Maintenance of Properties. Each Obligor will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to casualty, condemnation and dispositions permitted pursuant to Section 9.04), and make necessary repairs, renewals and replacements thereto and will maintain and renew as necessary all licenses, Permits (including the Regulatory Licenses) and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.08 End of Fiscal Years; Fiscal Quarters. The Obligors will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries’ fiscal years to end on December 31 of each year and (b) each of their, and each of their Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Borrowers’ past practice.

SECTION 8.09 Additional Obligors. Any Subsidiary that is not an Obligor on the Closing Date, and any direct or indirect Subsidiary formed or acquired after the Closing Date (including by division of any existing limited liability company pursuant to a “plan of division” under the Delaware Limited Liability Company Act), shall be subject to the following requirements:

(a)within five Business Days of such event, the Obligors will cause to be delivered to Administrative Agent each of the following, as applicable, in each case reasonably acceptable to Administrative Agent and, as applicable, duly executed by the parties thereto: (i) a Credit Agreement Joinder pursuant to which such Subsidiary shall become, as elected by Administrative Agent and Required Lenders, a Borrower or a Guarantor, together with other Loan Documents requested by Administrative Agent, including all Security Documents and other documents requested by Administrative Agent to establish and preserve the Lien of Administrative Agent in all assets of such Subsidiary of the type included in the Collateral; (ii) UCC financing statements, Documents (as defined in the UCC) and original collateral (including Capital Stock, other securities and Instruments (as defined in the UCC) to be subject to a security interest pursuant to the Security Documents) and such other documents and agreements as may be reasonably requested by Administrative Agent, all as necessary or desirable to establish and maintain a valid, perfected Lien in all assets of the type included in the Collateral in which such Subsidiary has an interest; (iii) an opinion of counsel to such Subsidiary addressed to Administrative Agent and the Lenders, in form and substance reasonably acceptable to Administrative Agent; (iv) current copies of the

Organization Documents of such Subsidiary, resolutions of the board, other governing body thereof, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 8.9, all certified by an Authorized Officer of such Subsidiary. In addition to the foregoing, the Obligors will promptly grant Administrative Agent a security interest, for the benefit of the Secured Creditors, (i) all the Capital Stock of each Subsidiary held by an Obligor; and (ii) any promissory notes executed after the Closing Date evidencing Indebtedness owing to any Obligor in an amount of $50,000 or more, individually or in the aggregate; provided, however, that no Obligor shall be required to grant a security interest in respect of any Excluded Asset; and

(b)	the Obligors and each Subsidiary shall otherwise comply with Section 8.11.

SECTION 8.10 Use of Proceeds. The proceeds of the Loans shall be used (a) on the Closing Date, to pay the transaction fees, costs and expenses incurred directly in connection with the Transactions and all Indebtedness of Obligors and their respective Subsidiaries (other than Indebtedness permitted under Section 9.01), (b) to acquire the Price Road Property and (c) for general working capital purposes, in each case, to the extent consistent with the terms of the Loan Documents and Applicable Law, in each case, to the extent consistent with the terms of the Loan Documents and Applicable Law.

SECTION 8.11 Further Assurances.

(a)The Obligors will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity, enforceability, priority and non-avoidability of the security interests created or intended to be created by any Loan Document, all at the sole cost and expense of Borrowers.
(b)Subject to any applicable limitations set forth in any applicable Security Document, if any Obligor acquires any fee simple interest in Real Property with a fair market value in excess of $50,000, Borrowers will notify Administrative Agent and the Lenders thereof promptly (and in any event within five Business Days) and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Obligors to take, such actions as shall be necessary or reasonably requested by Administrative Agent to grant or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.11(a), all at the sole cost and expense of Borrowers; provided that in the case of leasehold interests, no Mortgage shall be required except to the extent requested by Administrative Agent in its reasonable discretion. Any Mortgage delivered to Administrative Agent in accordance with the preceding sentence shall be furnished to Administrative Agent (x) if any Obligor acquires the Price Road Property, concurrently with such acquisition, and (y) with respect to the acquisition of any other Real Property, within 45 days of the acquisition of such Real Property, in each case, accompanied by (i) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein) on the Real Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements and reinsurance as Administrative Agent may reasonably request, (ii) a current ALTA survey of such Real Property, satisfactory in form and substance to Administrative Agent and the title insurance company issuing the title policies (or unconditional binding commitments thereof) referenced in clause (i) above, which is prepared by a licensed surveyor satisfactory to Administrative Agent, (iii) a flood zone determination issued by a national certification agency to Administrative Agent indicating the flood zone for each Real Property, together with evidence that the mortgagee under such Mortgage carries flood insurance reasonably satisfactory to Administrative Agent if such Real Property is located in a special flood hazard area, (iv) a zoning report and environmental site assessment reflecting such Real Property’s compliance with Applicable Law and (v) an opinion of local counsel to the applicable Obligor(s) in form and substance reasonably satisfactory to Administrative Agent.

(c)Notwithstanding anything herein to the contrary, if Administrative Agent determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Loan Documents.

SECTION 8.12 Collateral Access Agreements. The Obligors shall obtain a Collateral Access Agreement for each leased location to the extent required by any Security Agreement.

SECTION 8.13 Bank Accounts.

(a)Prior to the Closing Date (or within 30 days of opening any new account after the Closing Date), the Obligors shall (i) grant to Administrative Agent real-time view access with respect to each of their respective securities accounts, deposit accounts and investment property, each of which is set forth on Schedule 7.25, other than those accounts which are Excluded Accounts, and will also provide daily transaction log files from each Obligor’s ACH payment processor vendors and card processors, in each case, which shall continue to be provided until the Termination Date, and (ii) establish and deliver to Administrative Agent a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property, each of which is set forth on Schedule 7.25, other than those accounts which are Excluded Accounts. The Obligors shall not allow any Collections to be deposited to any accounts other than those listed on Schedule 7.25 which are subject to a Control Agreement; provided that so long as no Event of Default has occurred and is continuing, the Obligors may establish new deposit accounts, commodities accounts or securities accounts so long as, prior to or concurrently with the time such account is established: (x) the Obligors have delivered to Administrative Agent an amended Schedule

7.25 including such account; and (y) the Obligors have delivered to Administrative Agent a Control Agreement with respect to such account to the extent such account is not an Excluded Account.

(b)No more than 10.00% of the cash of the Obligors and their Subsidiaries shall be maintained, in the aggregate, in Excluded Accounts, account number 0000094944 maintained by New Grown Horizon with Electro Savings Credit Union or a secure location of Obligors at any time.
(c)Each Control Agreement shall provide, among other things, that (i) upon notice (a “Notice of Control”) from Administrative Agent, the bank, securities intermediary or other financial institution party thereto will comply with instructions of Administrative Agent directing the disposition of funds or other financial assets in the account without further consent by the applicable Obligor; provided that Administrative Agent agrees not to issue a Notice of Control unless an Event of Default has occurred and is then continuing, and (ii) the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment. In the event Administrative Agent issues a Notice of Control under any Control Agreement, all Collections or other amounts subject to such Control Agreement shall be transferred as directed by Administrative Agent and used to pay the Obligations in the manner set forth in Section 4.02(d).
(d)If, notwithstanding the provisions of this Section 8.13, after the occurrence and during the continuance of an Event of Default, the Obligors receive or otherwise have dominion over or control of any Collections or other amounts, the Obligors shall hold such Collections and amounts in trust for Administrative Agent and shall not commingle such Collections with any other funds of any Obligor or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 7.25.

(e)Within three Business Days after written request by Administrative Agent, the Obligors shall provide Administrative Agent with copies of all monthly (or other, periodic) bank (or other financial intermediary) statements of account with respect to all securities accounts, deposit accounts and investment property of the Obligors.

SECTION 8.14 Sanctions; Anti-Corruption Laws.

(a)No Obligor shall (or shall permit any Subsidiary to) directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, Arranger or otherwise) of Sanctions.
(b)No Obligor shall (or shall permit any Subsidiary to) directly or indirectly, use any Loan or the proceeds of any Loan for any purpose which would breach any Anti-Corruption Law.

SECTION 8.15 Regulatory Matters. The Obligors shall ensure that all Regulatory Licenses remain in full force and effect in all material respects.

SECTION 8.16 Annual Lender Meeting. Borrowers will participate in a meeting of the Lenders as frequently as may be reasonably required by Administrative Agent or Required Lenders but at least once each year and no more than once each month unless an Event of Default has occurred and is continuing, to be held via teleconference or in person at a time selected by Administrative Agent and reasonably acceptable to the Lenders and Parent. The purpose of this meeting shall be to present the Obligors’ previous fiscal years’ financial results and to present the Budget for the current fiscal year.

SECTION 8.17 Lien Releases. The Obligors shall obtain a Lien release or subordination of Lien, in form and substance satisfactory to Administrative Agent, from each contractor, mechanic, materialman, laborer or other Person involved with the construction, build-out and equipping of any Real Property that also provided work, supplies or services, or has an Affiliate that provided work, supplies or services, on such Real Property prior to the date the Mortgage on such Real Property was recorded or, if such provision commenced prior to the date on which such Mortgage was recorded, concurrently with any payment to such Person, and, in each case, provide a copy thereof to Administrative Agent within three Business Days after receipt thereof.

SECTION 8.18 Management Services Contracts. The Obligors will (a) preserve and maintain in full force and effect each of the Management Services Contracts, (b) comply in all material respects with each of their respective rights, duties and obligations under each of the Management Services Contracts, in each case, so that the business carried on by the parties to such Management Services Contracts may be properly conducted in accordance with Applicable Law at all times and (c) cause any Person that becomes a Managed Entity to execute and deliver to Administrative Agent a Collateral Assignment of Management Services Contract with such Obligor.

SECTION 8.19 Excluded Assets. Notwithstanding anything to the contrary in any Loan Document, if the relevant Governmental Authority or Governmental Authorities issue written guidance or rulings, or otherwise announce publicly, that any Excluded Asset previously excluded due to any Cannabis Law or any other Applicable Law can be included in the Collateral without adverse consequences to the applicable Obligor, the applicable Owner or a similarly-situated Person, such Obligor shall, and shall cause the other Obligors and the Owners to, use best efforts to obtain any required written approvals or consents of any Governmental Authority in order that any such Excluded Asset no longer constitutes an Excluded Asset.

SECTION 8.20 Post-Closing Matters. On or before July 12, 2022 (or such later date to which Administrative Agent agrees in its discretion), the Obligors shall deliver the following to Administrative Agent, in form and substance satisfactory to Administrative Agent:

(a)duly executed and delivered Collateral Access Agreements from each lessor, mortgagee, warehouse operator, bailee, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located on property of such third party or leased by such party to a Credit Party; and
(b)duly executed and delivered counterparts of Collateral Assignments of Lease with respect to each leased location of the Credit Parties.

ARTICLE IX

Negative Covenants

The Obligors hereby covenant and agree that until the Loans, together with interest, fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement, subject to Section 13.01:

SECTION 9.01 Limitation on Indebtedness. Each Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a)	Indebtedness in respect of the Obligations;
(b)Indebtedness existing as of the Closing Date which is identified on Schedule 7.24 and which is not otherwise permitted by this Section 9.01;
(c)unsecured Indebtedness (i) incurred in the ordinary course of business of such Obligor and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Obligor and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business and consistent with past practice, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
(d)Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Obligor and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Obligor and its Subsidiaries (provided that such Indebtedness is incurred within 60 days of the acquisition of such property), and (ii) constituting Capitalized Lease Obligations; provided that the principal amount of such Indebtedness under clauses (i) and (ii) shall not exceed the aggregate principal amount permitted in the definition of Permitted Capital Lease Debt;
(e)Contingent Liabilities of any Obligor in respect of Indebtedness otherwise permitted hereunder of any Obligor (other than Indebtedness described in clause (k)(ii) below);

(f)non-recourse Indebtedness incurred by any Borrower or any Subsidiary to finance the payment of insurance premiums;
(g)intercompany Indebtedness (i) between any Obligors, (ii) by any Obligor owing to any Subsidiary that is not an Obligor, so long as such Indebtedness is subject to a subordination agreement (or evidenced by a note which includes subordination terms) in form and substance satisfactory to Administrative Agent, (iii) between any Subsidiaries that are not Obligors, and (iv) by any Subsidiary that is not an Obligor owing to any Obligor in an aggregate amount not to exceed, when combined with the aggregate amount of Investments made pursuant to Section 9.05(d), $100,000;
(h)the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(i)Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts or similar accounts incurred in the ordinary course of business;
(j)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;
(k)Indebtedness in respect of surety bonds, performance bonds and similar instruments issued in the ordinary course of business in an aggregate amount not to exceed (i) $100,000 in respect of each such surety bond, performance bond and similar instrument or (ii) $250,000 in respect of all such surety bonds, performance bonds and similar instruments in the aggregate;
(l)	Indebtedness of any Obligor to the extent constituting an Investment permitted by

Section 9.05(g);

(m)Indebtedness relating to judgments, including appeal bonds, or awards not constituting an Event of Default under Section 10.01(g);
(n)Indebtedness consisting of seller notes incurred in connection with a Permitted Acquisition in an amount not to exceed $5,000,000 in the aggregate; provided, however, that (i) such Indebtedness shall have a maturity date no earlier than the date six months after the Maturity Date, (ii) any Liens securing such Indebtedness shall be permitted by Section 9.02(p) and (iii) such Indebtedness and any Liens securing such Indebtedness shall be subordinated to the Obligations and the Liens securing such Indebtedness pursuant to an intercreditor and subordination agreement in form and substance satisfactory to Administrative Agent and duly executed by the parties thereto; and
(o)revolving Indebtedness in an amount not to exceed $2,500,000 in the aggregate; provided, however, that such Indebtedness shall (i) be subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent and duly executed by the parties thereto, (ii) unsecured and (iii) shall have a maturity date no earlier than the date six months after the Maturity Date.

SECTION 9.02 Limitation on Liens. Each Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):

(a)	Liens securing payment of the Obligations;
(b)Liens existing as of the Closing Date and disclosed in Schedule 9.02 securing Indebtedness permitted under Section 9.01(b); provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien shall not be increased or its term extended from that existing on the Closing Date (as such Indebtedness may be permanently reduced subsequent to the Closing Date) except to the extent permitted by Section 9.01(b);
(c)Liens securing Indebtedness of the type permitted under Section 9.01(d); provided that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in Section 9.01(d) and the proceeds thereof;
(d)Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for amounts not yet overdue or being diligently contested in good faith by appropriate proceedings that stay execution of such Lien and for which adequate reserves in accordance with GAAP shall have been established on its books;
(e)Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, appeal or performance bonds;
(f)judgment Liens in existence for less than 60 days after the entry thereof, or with respect to which execution has been bonded, stayed or the payment of which is covered in full by insurance, and which judgment Liens do not otherwise result in an Event of Default under Section 10.01(g);
(g)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not, in each case, interfering in any material respect with the value or use of the property to which such Lien is attached;
(h)Liens for Taxes, assessments or other governmental charges or levies (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings that stays execution and for which adequate reserves in accordance with GAAP shall have been established on its books;
(i)Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit accounts or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, so long as the applicable provisions of Section 8.13 have been complied with in respect of such deposit accounts and securities accounts;
(j)any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (and precautionary UCC filings with respect thereto) entered into by any such Obligor or Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(k)Liens solely on any cash earnest money deposits made by such Person in connection with any letter of intent or purchase agreement permitted hereunder;
(l)Liens of sellers of goods to such Person arising under Article II of the Uniform Commercial Code or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;
(m)Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent such financing is permitted under Section 9.01(f);
(n)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits so long as the applicable provisions of Section

8.13 have been complied with;

(o)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business; and
(p)any Lien on assets acquired in a Permitted Acquisition securing Indebtedness of the type permitted under Section 9.01(n) incurred in connection with such Permitted Acquisition; provided that (i) such Lien is granted at the time such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of the applicable assets at the time of such acquisition and (iii) such Lien is on only the assets so acquired in such Permitted Acquisition that is the subject of the Indebtedness referred to in Section 9.01(n) and the proceeds thereof.

Notwithstanding anything to the contrary set forth in this Section 9.02, in no event shall any Obligor create, incur, assume or suffer to exist any Lien (other than Liens in favor of Administrative Agent pursuant to the Loan Documents) upon the rights of any Obligor or Subsidiary under any Material Contract or any accounts receivable, Collections or proceeds arising thereunder or with respect thereto.

SECTION 9.03 Consolidation, Merger, Etc. Each Obligor will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, amalgamate with or into, or merge into or with, any other Person; provided that (a) any Obligor or Subsidiary of any Obligor may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, any Borrower (so long as such Borrower is the surviving entity), (b) any Guarantor may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into any other Guarantor organized under the laws of the same jurisdiction, (c) the assets or Capital Stock of any Obligor (other than Parent) may be purchased or otherwise acquired by any Borrower, and (d) the assets or Capital Stock of any Guarantor may be purchased or otherwise acquired by any other Obligor.

SECTION 9.04 Permitted Dispositions. Each Obligor will not, and will not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition, of such Obligor’s or such other Person’s assets (including accounts receivable and Capital Stock of Subsidiaries) to any Person in one transaction or a series of related transactions unless such Disposition:

(a)is in the ordinary course of its business and is of obsolete, surplus or worn out property or property no longer used in its business;
(b)is made as a consequence of any loss, damage, distribution or other casualty or any condemnation or taking of such assets by eminent domain proceedings, provided that the Net Cash Proceeds thereof are applied in accordance with this Agreement;

(c)	is for fair market value and the following conditions are met:
(i)	the aggregate amount of Dispositions during any fiscal year shall not exceed $100,000;

(ii)immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(iii)	Borrowers apply any Net Cash Proceeds arising therefrom pursuant to

Section 4.02(a)(ii); and

(iv)no less than 90.00% of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash;
(d)	is a sale of Inventory (as defined in the UCC) in the ordinary course of business;
(e)is a sale or disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business in accordance with Section 4.02(a)(ii);
(f)is an abandonment, failure to renew, or other disposition in the ordinary course of business of any intellectual property that is not material to the conduct of the business of any Obligor or any Subsidiary of such Obligor;
(g)	is otherwise permitted by Section 9.03 or 9.05(d);
(h)is by (i) any Obligor or Subsidiary thereof to Parent, (ii) any Subsidiary of an Obligor (other than a Borrower) to any Obligor or (iii) any Obligor to another Obligor;
(i)	consists of the granting of Permitted Liens;
(j)	consists of a Disposition of cash or Cash Equivalents;
(k)is a sale or discount of accounts receivable arising in the ordinary course of business in connection with the collection thereof;
(l)consists of the leasing or licensing (pursuant to leases or licenses entered into in the ordinary course of business) of real or personal property in the ordinary course of business;
(m)is a Disposition of Real Property to a Governmental Authority that results from a condemnation, provided that the proceeds thereof are applied in accordance with this Agreement;
(n)	consists of the issuance of Capital Stock of Parent in connection with an Excluded

Issuance;

(o)is a Disposition of the Price Road Property or that certain Purchase and Sale Agreement dated as of November 10, 2021, by and between 1220 Price, LLC and New Growth Horizon, pursuant to which New Growth Horizon is entitled to acquire the Price Road Property, so long as, in either case, (i) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash; or

(p)is a Disposition of Missouri Department of Health license CUL000065 or the Subsidiary created by New Growth Horizon to hold such Permit, so long as (i) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash and in the form of a promissory note issued to New Growth Horizon in a principal amount not to exceed $1,300,000, and (iii) if such Subsidiary is the subject of such Disposition, the only asset of such Subsidiary is Missouri Department of Health license CUL000065.

Notwithstanding anything to the contrary set forth in this Section 9.04, in no event shall any Obligor sell, transfer, assign or otherwise dispose of (other than in connection with the grant of a Lien in favor of Administrative Agent pursuant to the Loan Documents) any of its rights under or in respect of any Material Contract or any accounts receivable, Collections or proceeds arising thereunder or with respect thereto.

SECTION 9.05 Investments. Each Obligor will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, including the formation, creation or acquisition of any Subsidiary, except:

(a)	Investments existing on the Closing Date and identified in Schedule 9.05;
(b)	Investments in cash and Cash Equivalents;
(c)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d)Investments by way of contributions to capital or purchases of Capital Stock by any Obligor in any Subsidiary thereof that is an Obligor (or will become an Obligor in connection with such Investment); provided that such Obligor or such Subsidiary shall be required to comply with (i) Section

9.01 in the event such Investment constitutes Indebtedness of the party making such Investment and (ii) Sections 8.09 and 8.11;

(e)	Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or

(iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)Investments consisting of any deferred portion of the sales price received by any Obligor in connection with any Disposition permitted under Section 9.04;
(g)intercompany Indebtedness permitted pursuant to Section 9.01(g), so long as the applicable Persons have complied with the requirements set forth in such Section;
(h)the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of Section 8.13 have been complied with in respect of such deposit accounts;
(i)	Contingent Obligations to the extent permitted by Section 9.01(e);
(j)loans and advances to officers, directors and employees of any Obligor for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount at any time not to exceed $50,000;
(k)Investments consisting of loans made in lieu of Restricted Payments which are otherwise permitted under Section 9.07;

(l)deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing Contractual Obligations of an Obligor, in each case to the extent constituting a Permitted Lien;
(m)charitable contributions made by an Obligor to New Horizon Growth Charitable Foundation in an aggregate amount not to exceed $10,000 in any fiscal year; and
(n)	Permitted Acquisitions;

provided that no Investment otherwise permitted under clauses (d)(ii), (f), (g) or (k) shall be permitted to be made if, at the time of making any such Investment, any Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 9.06 ERISA. No Obligor will (a) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as each term is defined in ERISA, to occur or (b) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of an Obligor or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

SECTION 9.07 Restricted Payments. Each Obligor will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)Restricted Payments by any Subsidiary of an Obligor to (i) its direct parent, so long as such parent is an Obligor or (ii) Parent;
(b)Restricted Payments by any Obligor or any its Subsidiaries to pay dividends with respect to its Capital Stock payable solely in additional shares of such Capital Stock (other than Disqualified Capital Stock); and
(c)the repurchase, redemption, or other acquisition for value by Parent of any of its Capital Stock solely to the extent reasonably necessary to remove a holder of such Capital Stock to maintain compliance with U.S. State Cannabis Laws.

SECTION 9.08 Payments and Modification of Certain Agreements. Each Obligor will not, and will not permit any of its Subsidiaries to:

(a)Make any payment on account of (i) Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto or (ii) any other Restricted Debt unless, with respect to this clause (ii), no Default or Event of Default has occurred and is continuing or would result therefrom.
(b)Consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (i) any Organization Documents, in each case, other than any amendment, supplement, waiver, termination, modification or forbearance (A) that is not materially adverse to the Secured Creditors and (B) notice of which was received by Administrative Agent at least 10 Business Days (or such shorter period as Administrative Agent may permit in its discretion) prior to its effectiveness, (ii) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of Administrative Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination agreement applicable thereto, or (iii) any other Material Contract, in each case, other than any amendment, supplement, waiver or modification (A) that is not materially adverse to the Secured Creditors and (B) notice of which was received by Administrative Agent at least 10 Business Days (or such shorter period as Administrative Agent may permit in its discretion) prior to its effectiveness.

SECTION 9.09 Sale and Leaseback. Each Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any sale-leaseback, synthetic lease or similar transaction after the Closing Date with respect to any property of any Obligor or any Subsidiary thereof.

SECTION 9.10 Transactions with Affiliates. Except as set forth on Schedule 7.30, each Obligor will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (other than arrangements, transactions or contracts solely among the Obligors) except (a) on fair and reasonable terms no less favorable to such Obligor or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) any transaction expressly permitted under Section 9.01(g), 9.03, 9.05(d), 9.05(g), 9.05(i), 9.05(j) or 9.07, (c) so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with Applicable Law,

(i) customary fees to, and indemnifications of, non-officer directors of the Obligors and their respective Subsidiaries or (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Obligors and their respective Subsidiaries in the ordinary course of business, and (d) transactions among Subsidiaries that are not Obligors in the ordinary course of business.

SECTION 9.11 Restrictive Agreements, Etc. Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than a Loan Document) prohibiting:

(a)the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;
(b)the ability of such Person to amend or otherwise modify any Loan Document or waive, consent to or otherwise deviate from any provision under any Loan Document; or
(c)the ability of such Person to make any payments, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Obligors from complying with or performing the terms of this Agreement and the other Loan Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by Section 9.01(b) as to the transfer of assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Obligor or any of its Subsidiaries entered into in the ordinary course of business, (iii) for the assignment of any contract or licensed intellectual property entered into by any Obligor or any of its Subsidiaries in the ordinary course of business or (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement.

SECTION 9.12 Hedging Agreements. Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement.

SECTION 9.13 Changes in Business and Fiscal Year.

(a)No Obligor shall (or shall permit any Subsidiaries to) (i) engage in any business activity other than any Cannabis Business or (ii) modify or change its fiscal year or its method of accounting (other than (A) as may be required to conform to GAAP or (B) to the extent consented to by Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)).
(b)No Obligor, Affiliate of an Obligor or any officer or stockholder of an Obligor or an Affiliate of an Obligor shall (i) engage in the Cannabis Business except through a Borrower or another Obligor or (ii) acquire or obtain any direct or indirect economic interest in any Person that engages in the Cannabis Business or any business related to the Cannabis Business.

SECTION 9.14 Financial Performance Covenants.

(a)Unrestricted Cash. The Obligors will not permit Unrestricted Cash of the Obligors to be less than, at any time, an amount equal to $1,000,000.
(b)Consolidated Fixed Charge Coverage Ratio. Commencing on and including May 31, 2023, maintain at all times a Consolidated Fixed Charge Coverage Ratio, tested at the end of each fiscal month based upon the immediately preceding Applicable Fiscal Period, of not less than 1.20 to 1.00.

SECTION 9.15 No Competition. No Subsidiary of any Obligor will compete with Parent or any other Subsidiary.

ARTICLE X

Events of Default

SECTION 10.01Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a)Non-Payment of Obligations. (i) Any Borrower shall default in the payment of any principal of, or interest on, any Loan when such amount is due or (ii) any Obligor or any Individual Guarantor shall default in the payment of any other monetary Obligation.
(b)Breach of Representations or Warranties. Any representation or warranty by any Obligor or any Individual Guarantor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made or deemed to have been made.
(c)	Non-Performance of Certain Covenants and Obligations.
(i)Any Obligor shall default in the due performance or observance of any of its obligations under Section 8.02, 8.03, 8.05 (solely with respect to such Obligor’s existence in its jurisdiction of organization), 8.09, 8.10, 8.11(b), 8.13(b), 8.13(d), 8.13(e), 8.15 (if breach of this Section results in a suspension of any Obligor’s ordinary business operations for five or more Business Days), 8.17, 8.19, 8.20, 9.01(other than as to clause (g)(iv) thereof), 9.02, 9.03, 9.04, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12,

9.13, 9.14 and 9.15.

(ii)Any Obligor shall default in the due performance or observance of any of its obligations under Section 8.18, and such default shall continue unremedied for a period of seven days after the occurrence thereof.

(iii)Any Obligor shall default in the due performance or observance of any of its obligations under Section 8.01, 8.04, 8.12, 8.13(a), 8.13(c), 8.15 (if breach of this Section does not result in a suspension of any Obligor’s ordinary business operations for five or more Business Days) or 8.16, and such default shall continue unremedied for a period of 15 days after the occurrence thereof.
(iv)Any Obligor shall default in the due performance or observance of any of its obligations under Section 8.11(a), 9.01(g)(iv), 9.05(g) (as to intercompany Indebtedness incurred pursuant to Section 9.01(g)(iv)) or 9.06, and such default shall continue unremedied for a period of 30 days after the occurrence thereof.
(d)Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance or observance of any of its obligations under Section 8.05 (solely with respect to such Obligor’s maintenance of good standing other than in its jurisdiction of organization), 8.06 or 8.07, or any Obligor or any Individual Guarantor shall default in the due performance or observance of its obligations under any covenant applicable to it under any Security Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date on which any Obligor or any Owner receives notice thereof and (ii) any Obligor or any Owner otherwise becomes aware of the occurrence thereof.
(e)Non-Performance of Other Covenants and Obligations. Any Obligor or any Individual Guarantor shall default in the due performance and observance of any obligation contained in any Loan Document executed by it (other than as specified in Sections 10.01(a), 10.01(b), 10.01(c), or 10.01(d)), and such default shall continue unremedied for a period of 30 days after such Obligor or Individual Guarantor receives notice or otherwise obtains knowledge of the occurrence thereof.
(f)Default on Other Indebtedness. (i) A default shall occur in the payment of any amount when due (subject to any applicable grace, notice or cure period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Obligor, any Individual Guarantor or any Subsidiary of any Obligor having a principal or stated amount, individually or in the aggregate, in excess of $100,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, or (ii) any Indebtedness of any Obligor, any Individual Guarantor or any Subsidiary of any Obligor having a principal or stated amount, individually or in the aggregate, in excess of $100,000 shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
(g)Judgments; Fines. Any judgment, order for the payment of money, fines, settlements or enforcement penalties, in an amount individually or in the aggregate in excess of $100,000 (exclusive of any amounts covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Obligor, any Individual Guarantor or any of its Subsidiaries and such judgment, order, fine, settlement or penalty shall not have been vacated or discharged or stayed or bonded pending appeal within 45 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
(h)Bankruptcy, Insolvency, Etc. Any Obligor, any Individual Guarantor or any of any Obligor’s Subsidiaries shall:
(i)become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(ii)apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator, examiner or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;
(iii)in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for a substantial part of the property of any thereof, and such trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official shall not be discharged within 60 days; provided that each Obligor and each Individual Guarantor hereby expressly authorizes each Secured Creditor to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
(iv)permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, examinership, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that each Obligor and each Individual Guarantor hereby expressly authorizes each Secured Creditor to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
(v)	take any action authorizing, or in furtherance of, any of the foregoing.
(i)Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor or any Individual Guarantor party thereto, or any Obligor, any Individual Guarantor or any other Person shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien (subject only to Permitted Liens) securing any Obligation shall, in whole or in part, cease to be a perfected Lien with respect to Collateral with a value in an aggregate amount in excess of $100,000 (other than as a result of voluntary and intentional discharge of the Lien by Administrative Agent).
(j)Senior Management. John M. Pennington and Craig M. Parker are no longer serving in an executive capacity of any Obligor, and they shall not be replaced by a Person reasonably acceptable to Lenders within 90 days of the date on which such failure occurs.
(k)	Change of Control. Any Change of Control shall occur.
(l)Restraint of Operations; Loss of Assets. Any Obligor or any Subsidiary of an Obligor shall be enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of any Obligor’s or any of its Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 60 days after the date it first arises or five days prior to the date on which such property or asset is subject to forfeiture by such Obligor or such Subsidiary of an Obligor.
(m)	Material Adverse Effect. Any Material Adverse Effect shall occur.

(n)Regulatory Licenses. Any Regulatory License shall cease to be valid, subsisting and in good standing; or if any other Permit material to the business of the Obligors is withdrawn, cancelled or suspended, or amended in a manner materially adverse to any Obligor.
(o)Other Proceedings. Any Obligor, any Individual Guarantor, or any officer, director, equity holder or managing employee thereof (i) shall have been found guilty of an act of fraud or shall have been indicted for or convicted of a felony crime, (ii) shall have become subject to any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any US federal Governmental Authority with respect to an alleged breach of US Federal Cannabis Law or by any state or local Governmental Authority with respect to any alleged breach of US State Cannabis Law or any local cannabis law or (iii) shall have become subject to any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any state or local Governmental Authority with respect to any alleged breach of US State Cannabis Law or any local cannabis law, and, with respect to any of the foregoing circumstances described in this clause (iii), if any of the foregoing can be corrected in the opinion of such Governmental Authority, such Person fails to take all corrective action required to satisfy, reinstate or otherwise address any alleged issues within the corrective action period, if any.
(p)Change in Cannabis Law; Restricted Cannabis Activity. If a Change in Cannabis Law shall occur, or any Obligor shall engage in any Restricted Cannabis Activity.

SECTION 10.02Remedies Upon Event of Default. If any Event of Default under Section 10.01(h) shall occur for any reason, whether voluntary or involuntary, all of the outstanding principal amount of the Loans and other Obligations shall automatically be due and payable and any Commitments shall be terminated, in each case, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor. If any Event of Default (other than any Event of Default under Section 10.01(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent may, and upon the direction of Required Lenders, Administrative Agent shall, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and any Commitment shall be terminated, whereupon the full unpaid amount of such Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, in each case, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor. In addition to the foregoing, Administrative Agent may, and upon the direction of Required Lenders, Administrative Agent shall, have the right to the appointment of a receiver for the property of the Obligors or a chief restructuring officer for the operation of any Obligor, and the Obligors hereby consent to such rights and such appointment and hereby waive any objection the Obligors may have thereto or the right to have a bond or other security posted by any Secured Creditor in connection therewith. The Lenders and Administrative Agent shall have all other rights and remedies available at law or in equity or pursuant to any Loan Documents.

SECTION 10.03Right to Cure Certain Covenant Violations. Notwithstanding anything to the contrary contained in Section 10.03(c), if Borrowers fail to comply with the requirements of any Financial Performance Covenant then (x) if such Financial Performance Covenant is set forth in Section 9.14(a), from the date on which such non-compliance occurred, or (y) if such Financial Performance Covenant is set forth in Section 9.14(b), from the end of the fiscal month for which such non-compliance occurred until the tenth calendar day after the date on which financial statements are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b) (each such period, a “Financial Performance Covenant Cure Period”), Parent shall have the right to issue Capital Stock of Parent in an amount that, if the proceeds of the sale of such Capital Stock are added to Consolidated EBITDA or Unrestricted Cash, as the case may be, for the relevant testing period, would have been sufficient to cause compliance with such Financial Performance Covenant for such period (each, an “Financial Performance Covenant Equity Cure”) (for the avoidance of doubt, nothing in this Section 10.03 shall prevent any Borrower from receiving capital contributions in an aggregate amount in excess of the amount sufficient to cause compliance with such Financial Performance Covenant for the relevant testing period; provided that such excess shall not be added to Consolidated EBITDA or Unrestricted Cash for the purpose of calculating compliance with such Financial Performance Covenant or any other purpose), and provided, that:

(a)	at no time will any such sale of Capital Stock result in a Change of Control;
(b)the holders of the Capital Stock of Parent shall not be entitled to exercise the Financial Performance Covenant Equity Cure more than four times prior to the Maturity Date;
(c)in each period of four consecutive fiscal quarters, there shall be a period of at least two consecutive fiscal quarters in which no Financial Performance Covenant Equity Cure shall have been made;
(d)upon receipt by Administrative Agent of evidence of the consummation of the Financial Performance Covenant Equity Cure (which evidence shall be in form and substance satisfactory to the Administrative Agent), no Default or Event of Default shall be deemed to exist pursuant to the applicable Financial Performance Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Financial Performance Covenant Equity Cure is not consummated within the applicable Financial Performance Covenant Cure Period, each such Default or Event of Default shall be deemed reinstated;
(e)such cash contributions or proceeds of the sale of Capital Stock of Borrowers, as the case may be, shall be used to prepay the Loans in accordance with Section 4.02(a)(iv); and
(f)with respect to each Financial Performance Covenant Equity Cure resulting from Borrowers’ failure to comply with a Financial Performance Covenant set forth in Section 9.14(b), the cash amount received by Borrowers pursuant to the exercise of such Financial Performance Covenant Equity Cure shall be added to Consolidated EBITDA for the last fiscal month of the immediately preceding testing period solely for purposes of recalculating compliance with the applicable Financial Performance Covenant for such period and of calculating such Financial Performance Covenant as of the end of the next 11 following periods.

ARTICLE XI

Administrative Agents

SECTION 11.01Appointment. Each Lender (and, if applicable, each other Secured Creditor) hereby appoints Chicago Atlantic as its Administrative Agent under and for purposes of each Loan Document, and hereby authorizes Administrative Agent to act on behalf of such Lender (or if applicable, each other Secured Creditor) under each Loan Document, and, in the absence of other written instructions from the Lenders pursuant to the terms of the Loan Documents received from time to time by Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Creditor) hereby designates and appoints Administrative Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Creditor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Obligor, Administrative Agent and each Secured Creditor hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement or any other Security Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Creditors in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Creditor) as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale or other disposition.

SECTION 11.02Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any Administrative Agent s or attorneys in fact selected by it with reasonable care.

SECTION 11.03Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Creditor for any recitals, statements, representations or warranties made by any Obligor, any Individual Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor, any Individual Guarantor or other Person to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Individual Guarantor.

SECTION 11.04Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Obligors or the Individual Guarantors), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders (or, if so specified by this Agreement, all

Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Creditors.

SECTION 11.05Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders unless Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as Administrative Agent shall deem advisable in the best interests of the Secured Creditors.

SECTION 11.06Non-Reliance on Administrative Agent and Other Lenders. Each Lender (and, if applicable, each other Secured Creditor) expressly acknowledges that neither Administrative Agent, Arranger, nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by Administrative Agent or Arranger hereafter taken, including any review of the affairs of any Obligor or any Individual Guarantor or any Affiliate of an Obligor, shall be deemed to constitute any representation or warranty by Administrative Agent or Arranger to any Lender or any other Secured Creditor. Each Lender (and, if applicable, each other Secured Creditor) represents to Administrative Agent and Arranger that it has, independently and without reliance upon Administrative Agent, Arranger or any other Lender or any other Secured Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors, the Individual Guarantors and their Affiliates and made its own decision to make its Loans hereunder. Each Lender (and, if applicable, each other Secured Creditor) also represents that it will, independently and without reliance upon Administrative Agent, Arranger or any other Lender or any other Secured Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors, the Individual Guarantors and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent or Arranger hereunder, Administrative Agent and Arranger shall not have any duty or responsibility to provide any Lender or any other Secured Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor, any Individual Guarantor or any Affiliate of an Obligor that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

SECTION 11.07Indemnification. The Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from Administrative Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 11.08Administrative Agent in Its Individual Capacity. Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Obligor or any Individual Guarantor as though Administrative Agent were not Administrative Agent. With respect to its Loans made or renewed by it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Creditor” and “Secured Creditors” shall include Administrative Agent in its individual capacity.

SECTION 11.09Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and Borrowers. If Administrative Agent shall resign as Administrative Agent in its applicable capacity under this Agreement and the other Loan Documents, then Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent in its applicable capacity, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as Administrative Agent in its applicable capacity by the date that is 20 days following such retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, Chicago Atlantic may resign as Administrative Agent, and choose a successor for such capacity, without notice to, or the consent of, Lenders (including Required Lenders) or any Obligor if such successor is an Affiliate of Chicago Atlantic.

SECTION 11.10Administrative Agent Generally. Except as expressly set forth herein, Administrative Agent shall have any duties or responsibilities hereunder in its capacity as such. Arranger shall not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but Arranger and its Related Parties shall have the benefit of the indemnities provided for hereunder.

SECTION 11.11Restrictions on Actions by Secured Creditors; Sharing of Payments.

(a)Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Obligor or any of their respective Subsidiaries or any deposit accounts of any Obligor or any of their respective

Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Obligor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)Subject to Section 12.08(a), if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s pro rata share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
(c)The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Creditor that is not Administrative Agent or a Lender as long as, by accepting such benefits, such Secured Creditor agrees, as among Administrative Agent and all other Secured Creditors, that such Secured Creditor is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article XI, including Sections 11.11(a) and (b), and the decisions and actions of Administrative Agent and Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) except as set forth specifically herein, Administrative Agent and each Lender shall be entitled to act in its discretion, without regard to the interest of such Secured Creditor, regardless of whether any Obligation to such Secured Creditor thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Creditor or any such Obligation and (ii) except as specifically set forth herein, such Secured Creditor shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
(d)Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower, any other Obligor or any Individual Guarantor at such time, where such payment is a Rescindable Amount, then in any such event, such Lender receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 11.12Agency for Perfection. Administrative Agent hereby appoints each other Secured Creditor as its agent and as sub-agent for the other Secured Creditors (and each Secured Creditor hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article VIII or Article IX, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Creditor obtain possession or control of any such Collateral, such Secured Creditor shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent and take such other actions as agent or sub-agent in accordance with Administrative Agent’s instructions to the extent, and only to the extent, so authorized or directed by Administrative Agent.

SECTION 11.13Enforcement by Administrative Agent. All rights of action under this Agreement, the Notes and the other Loan Documents shall be instituted, maintained, pursued or enforced by Administrative Agent. Any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in Administrative Agent’s name without the necessity of joining any of the other Lenders. In any event, the recovery of any judgment by Administrative Agent shall be for the ratable benefit of all Secured Creditors, subject to the reimbursement of expenses and costs of Administrative Agent.

SECTION 11.14Obligors and Individual Guarantors Not Beneficiaries. The provisions of this Article XI are solely for the benefit of Administrative Agent and Lenders, may not be enforced by any Obligor or any Individual Guarantor, and may be modified or waived without the approval or consent of the Obligors or the Individual Guarantors.

SECTION 11.15Intercreditor and Subordination Agreements. Lenders hereby (a) authorize Administrative Agent to execute and deliver any intercreditor agreement or subordination agreement on behalf of Administrative Agent and Lenders and to perform its obligations thereunder and

(b) agree to be bound by the provisions of such documents.

ARTICLE XII

Miscellaneous

SECTION 12.01Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 12.01. Required Lenders may, or, with the prior written consent of Required Lenders, Administrative Agent may, from time to time, enter into with the relevant Obligor or Individual Guarantor or Obligors or Individual Guarantors written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or thereunder, waive, on such terms and conditions as Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences or consent to any acts or omissions of the Obligors or the Individual Guarantors hereunder or under any other Loan Document that, but for such consent, would constitute a Default or Event of Default hereunder or thereunder; provided that no such waiver, amendment, supplement, modification, consent or waiver shall directly or indirectly:

(a)(i) reduce or forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (provided that only the consent of Required Lenders shall be necessary to waive any obligation of Borrowers to pay interest at the Default Rate or amend Section 2.04(d)), or (ii) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (iii) amend or modify any provisions of Section 4.02(d) or any other provision that provides for the pro rata nature of disbursements by or payments to the Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(b)amend, modify or waive any provision of this Section 12.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Obligor of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.03), in each case without the written consent of each Lender directly and adversely affected thereby;
(c)increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;
(d)amend, modify or waive any provision of Article XI without the written consent of the then-current Administrative Agent and Administrative Agent; or
(e)release (i) any Borrower, (ii) all or substantially all Guarantors, or (iii) any Liens in favor of Administrative Agent or the Lenders on all or substantially all of the Collateral under the Security Documents (except as expressly permitted thereby and in Section 12.18), in each case without the prior written consent of each Lender.

SECTION 12.02Notices and Other Communications.

(a)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed or delivered to the applicable address or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Obligors or Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any Lender, to the address, electronic mail address or telephone number specified (A) on Schedule 1.01, (B) after the Closing Date, in its Administrative Questionnaire or

(C) by such Lender in a notice to Parent and Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; and (C) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered if prior to 5:00 p.m. on a Business Day, and if after 5:00 p.m. on a Business Day, on the next following Business Day; provided that notices and other communications to Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In addition to the foregoing, to be effective, electronic mail notice must originate from an electronic mail address approved by all parties with at least 10 days’ advance written notice to allow parties to allow their systems to properly recognize and allow for delivery of such messages.

(b)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Obligors, Administrative Agent and the Lenders.
(c)Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Obligor or any Individual Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.03No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 12.04Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 12.05Payment of Expenses and Taxes; Indemnification. Each Obligor agrees

(a) to pay or reimburse Administrative Agent and Arranger for all their reasonable, out-of-pocket and documented costs and expenses incurred in connection with due diligence in respect of the transactions contemplated by this Agreement, the development, preparation and execution of, and any amendment, supplement, or modification to, this Agreement and the other Loan Documents, including in connection with an initial syndication, and any other documents prepared in connection herewith or therewith, and the consummation, monitoring, oversight and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel retained by, or for the benefit of, Administrative Agent, (b) to pay or reimburse each Lender and Administrative Agent for all their costs and expenses incurred in connection with the exercise, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or in connection with the Loans made hereunder, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel retained by or for the benefit of Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, Arranger and Administrative Agent from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse Administrative Agent and the Lenders for all reasonable fees, costs and expenses incurred in exercising its rights under Section 8.16 and

(e)to pay, indemnify and hold harmless each Lender, Arranger and Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, fines, fees, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever, including reasonable fees, disbursements and other charges of counsel, (i) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to a breach by any Obligor or any Individual Guarantor of any representation or warranty in any Loan Document or (ii) that may at any time be imposed upon, incurred by or asserted or awarded against any Secured Creditor or any Real Property, or arising directly or indirectly from or out of: (A) the direct or indirect violation under, non-compliance with or exposure to any liability under any Environmental Law, whether or not caused by or within the control of Obligors; (B) the actual or alleged presence, Release or threat of release of any Hazardous Materials, regardless of whether or not caused by or within the control of Obligors; (C) the enforcement of the environmental provisions of the Loan Documents, including the cost of assessment, containment or removal of any and all Hazardous Materials from any portion of any Real Property, the cost of any actions taken in response to the presence, release or threat of release of any such Hazardous Materials on, in, under or affecting any portion of any Real Property to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with the Environmental Laws; (D) the failure by any Obligor or any Individual Guarantor to comply fully with the terms and conditions of this Agreement or any other Loan Document; or (E) the breach of any representation or warranty contained in this Agreement or any other Loan Document (all the foregoing in this Section 12.05(e), collectively, the “Indemnified Liabilities”); provided that the Obligors shall not have any obligation hereunder to Administrative Agent, Arranger or any Lender nor any of their Related Parties with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the party to be indemnified as determined by a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Lender, Administrative Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. None of the Lenders, Administrative Agent, Arranger or any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 12.06Successors and Assigns; Participations and Assignments; Replacement of

Lender.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.06(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (x) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (y) Administrative Agent shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Loan Documents, including rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of Administrative Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)Subject to the conditions set forth in Section 12.06(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or the Loans at the time owing to it) with the prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed) of Administrative Agent; provided that no consent of Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and the withholding of consent by Administrative Agent to an assignment to any Affiliate of any Obligor shall be deemed to be not unreasonable;
(i)	Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall not be less than $1,000,000, unless Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that contemporaneous assignments to a single assignee made by Affiliates or related Approved Funds and contemporaneous assignments by a single assignor to Affiliates or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirement stated above;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement as to the Loans so assigned; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect its Loans;
(C)the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of

$3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds;

(D)the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and
(E)unless consented to by Required Lenders, no assignment may be made to an Obligor or an Affiliate of an Obligor.
(ii)Subject to acceptance and recording thereof pursuant to Section 12.06(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.04, 2.05, 4.03(b) and 12.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(c).

(iii)Administrative Agent, acting for this purpose on behalf of Borrowers (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register in the United States for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Obligors, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 12.06(b)(i), Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 12.06(b).
(c)Any Lender may, without the consent of Borrowers or Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no such Participant may be an Obligor or an Individual Guarantor or an Affiliate of an Obligor or an Individual Guarantor. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and, as between such Lender, the Obligors, Administrative Agent and the other Lenders, to approve any amendment, modification, consent or waiver of any provision of this Agreement or any other Loan Document; provided that, notwithstanding the foregoing, such agreement or instrument may provide that

(x) if such Participant is an Affiliate of such Lender, the Participant may, as between itself and such Lender (but not as between such Lender, Administrative Agent, the Obligors and the other Lenders), approve any amendment, modification, consent or waiver of any provision of this Agreement or any other Loan Document and (y) such Lender will not, without the consent of the Participant agree to any amendment, modification, consent or waiver described in clause (i) of the first proviso to Section 12.01. Subject to Section 12.06(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.04, 2.05 and 4.04(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08(a) as though it were a Lender; provided that such Participant agrees to be subject to Section 12.08(a) as though it were a Lender.

(i)A Participant shall not be entitled to receive any greater payment under Section 2.04, 2.04 or 4.04(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (A) unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, and (B) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.03(b) that are greater than the applicable Lender unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Sections 4.04(a) and 4.04(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain at one of its offices in the United States a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of a Lender to collaterally assign or pledge all or any portion of its interests in the Loans and the other rights and benefits under the Loan Documents to an unaffiliated third party lender of such Lender (each such Person, a “Collateral Assignee”); provided that unless and until Parent receives notification from a Collateral Assignee of such assignment directing payments to be made to such Collateral Assignee, any payment made by Borrowers for the benefit of such Lender in accordance with the terms of the Loan Documents shall satisfy Borrowers’ obligations thereunder to the extent of such payment. Any such Collateral Assignee, upon foreclosure of its security interests in the Loans pursuant to the terms of such assignment and in accordance with Applicable Law, shall succeed to all the interests of or shall be deemed to be a Lender, with all the rights and benefits afforded thereby, and such transfer shall not be deemed to be a transfer for purposes of and otherwise subject to the provisions of this Section 12.06. Notwithstanding the foregoing, Lender shall remain responsible for all obligations and liabilities arising hereunder or under any other Loan Document, and, except as otherwise expressly set forth in any applicable pledge or assignment, nothing herein is intended or shall be construed to impose any obligations upon or constitute an assumption by a Collateral Assignee thereof.

SECTION 12.07Pledge of Loans. The Obligors hereby acknowledge that the Lenders and their Affiliates may pledge the Loans as collateral security for loans made to the Lenders or their Affiliates. The Obligors shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect such pledges at the sole cost and expense of such Lender. Notwithstanding the foregoing or anything herein, no pledge shall release the Lender party thereto from any of its obligations hereunder.

SECTION 12.08Adjustments; Set-off.

(a)If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 12.08 shall not apply to payments made and applied in accordance with the terms of this Agreement and the other Loan Documents.

(b)After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower or any other Obligor, any such notice being expressly waived by the Obligors to the extent permitted by Applicable Law, upon any amount becoming due and payable by any Obligor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding the Excluded Accounts or deposit accounts that consist of cash collateral subject to Permitted Liens), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Obligor, as the case may be. Each Lender agrees promptly to notify Parent and Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 12.09Counterparts.

(a)This Agreement and each other Loan Document may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Administrative Agent and Lenders by facsimile transmission, electronic transmission or physical delivery. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
(b)The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.10Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.11Integration. This Agreement and the other Loan Documents represent the agreement of the Obligors, Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 12.12GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 12.13Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)submits, for itself and its property, to the exclusive jurisdiction of any state court of the state of Illinois sitting in Cook County and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by Applicable Laws, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that Administrative Agent, Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or any Individual Guarantor or its properties in the courts of any jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;
(b)consents that any such action or proceeding shall be brought in such courts, and agrees not to plead or claim and waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the venue of any such action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Schedule 12.02 or at such other address of which Administrative Agent shall have been notified pursuant to Section 12.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law;
(d)waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages.

SECTION 12.14Acknowledgments. Each Obligor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)neither Administrative Agent, Arranger, nor any Lender has any fiduciary relationship with or duty to the Obligors arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, Arranger and the Lenders, on one hand, and the Obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Obligors and the Lenders.

SECTION 12.15WAIVERS OF JURY TRIAL. THE OBLIGORS, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.16Confidentiality. Administrative Agent and Lender shall hold all non- public information relating to any Obligor or any Subsidiary of any Obligor obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided that Confidential Information may be disclosed by Administrative Agent or Lender:

(a)	as required by any Governmental Authority;
(b)	pursuant to any legal or regulatory process;
(c)	as required by any Applicable Law;
(d)in connection with the enforcement of any rights or exercise of any remedies by Administrative Agent or Lender under this Agreement or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document;
(e)to Administrative Agent’s or Lender’s attorneys, professional advisors, accountants, independent auditors, consultants, employees, directors, officers and Affiliates,
(f)	in connection with:
(i)	the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)	any pledge permitted under Section 12.08;
(iii)any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as the case may be (it being understood that each such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential on the same terms as this Section 12.16); and
(iv)any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of Administrative Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person (it being understood that each such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential on the same terms as this Section 12.16);

(g)	to any rating agency;
(h)	with the written consent of Parent;
(i)	on a confidential basis, to any of its investors or prospective investors;
(j)if required by a regulator (for example, information is provided pursuant to a schedule of investments for a business development company); or
(k)	in connection with the Promotional Rights (as defined below);

provided that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.16.

Notwithstanding the foregoing, Administrative Agent and each Lender shall have the right to publicize, for general marketing and related promotional purposes, their relationship to the Obligors and the fact that they have extended the Loans to the Obligors (the “Promotional Rights”) and, in connection therewith, each Obligor hereby grants to Administrative Agent and each Lender a royalty free, non- exclusive limited license to use such Obligor’s name, trade name, trademarks, logos, trade dress and other identifying intellectual property, now existing or hereafter acquired, in any literature, advertisements, websites, promotional or other marketing materials now or hereafter used by Administrative Agent or Lender.

Notwithstanding the foregoing, neither Administrative Agent nor Lender shall have any obligation to keep information confidential if such information: (i) is or becomes public from a source other than Administrative Agent or a Lender, or one of Administrative Agent’s or a Lender’s Affiliates, consultants or legal or financial advisors in breach of this Agreement, (ii) is, was or becomes known on a non- confidential basis (to the best of Administrative Agent’s or Lender’s knowledge after reasonable inquiry) to or discovered by Administrative Agent, any Lender or any of their Affiliates, consultants or legal or financial advisors independently from communications by or on behalf of any Obligor, or (iii) is independently developed by Administrative Agent without use of Confidential Information, provided that, the source of such information was not known to be bound by a confidentiality agreement with (or subject to any other contractual, legal or fiduciary obligation of confidentiality to) the relevant Obligor.

ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.16) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING ANY OBLIGOR AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE OBLIGORS OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER

REPRESENTS TO THE OBLIGORS AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.17Press Releases, Etc. Each Obligor will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Loan Documents, or any of the Transactions, without the consent of Administrative Agent.

SECTION 12.18Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Secured Creditor (without requirement of notice to or consent of any Secured Creditor) to take any action requested by Borrowers having the effect of releasing any Liens on Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in Section 12.18(b).

(a)At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of Administrative Agent and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(b)Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.18. In each case as specified in this Section 12.18, Administrative Agent will (and each Lender irrevocably authorizes Administrative Agent to), at Borrowers’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 12.18.

SECTION 12.19USA Patriot Act. Each Lender hereby notifies each Obligor and each Individual Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Obligors and the Individual Guarantors which information includes the name and address of each Obligor and each Individual Guarantor and other information that will allow such Lender to identify each Obligor and each Individual Guarantor in accordance with the Patriot Act. Each Obligor agrees to provide all such information to the Lenders upon request by Administrative Agent at any time, whether with respect to any Person who is an Obligor on the Closing Date or who becomes an Obligor thereafter.

SECTION 12.20No Fiduciary Duty. Each Obligor, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Obligors, their respective Subsidiaries and Affiliates, on the one hand, and Administrative Agent, Arranger, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Administrative Agent, Arranger, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 12.21Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Obligor (and not individually). Notwithstanding anything to the contrary set forth herein, each of the Secured Creditors shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of an Obligor and shall have no duty to inquire as to the actual incumbency or authority of such Person.

SECTION 12.22Subordination of Intercompany Indebtedness. The Obligors hereby agree that all present and future Indebtedness of any Obligor to any other Obligor (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Obligor agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Obligors may make and receive such payments in respect of Intercompany Indebtedness as shall be customary in the ordinary course of the Obligors’ business. Without in any way limiting the foregoing, in any Insolvency Event, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Obligor or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Obligor shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

SECTION 12.23Public Lenders. Each Obligor agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Each Obligor hereby acknowledges that (a) Administrative Agent may, but shall not be obligated to, make available to the Lenders materials or information provided by or on behalf of such Obligor hereunder (collectively, the “Obligor Materials”) by posting Obligor Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Obligor or its securities) (each, a “Public Lender”). Each Obligor hereby agrees that (w) all Obligor Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Obligor Materials “PUBLIC,” each Obligor shall be deemed to have authorized Administrative Agent and the Lenders to treat such Obligor Materials as not containing any material non-public information with respect to such Obligor or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Obligor Materials constitute Confidential Information, they shall be treated as set forth in Section 12.16); (y) all Obligor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Obligor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Obligor Materials shall be deemed to have been marked “PUBLIC”, unless Parent notifies Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the credit facility hereunder and (3) any financial statements and compliance certificates delivered by any Obligor pursuant to Section 8.01(a), 8.01(b) or 8.01(c).

SECTION 12.24Original Issue Discount. The Obligors, Administrative Agent and the Lenders, as applicable, agree (i) that the Notes are debt for federal income Tax purposes, (ii) that the Notes issued to the Lenders constitute a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), that such debt instrument may be issued with original issue discount (“OID”), and that, if so issued, such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is then not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iii) that the Lenders shall have 30 days to review and approve any calculation by the Obligors regarding the amount of OID for any accrual period on the applicable Notes, such approval not to be unreasonably withheld, (iv) not to file any Tax Return, report or declaration inconsistent with the foregoing, unless otherwise required by applicable law and (v) any such OID shall constitute principal for all purposes under this Agreement.

SECTION 12.25Tax Treatment. Borrowers and the Lenders agree that the Loans are indebtedness of Borrowers for U.S. federal income Tax purposes. Each party to this Agreement agrees not to take any Tax position inconsistent with such Tax characterization and shall not report the transactions arising under this Agreement in any manner other than the issuance of debt obligations on all applicable Tax returns unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar final determination under applicable state or local Law).

ARTICLE XIII

Additional Covenants and Agreements.

SECTION 13.01Cannabis Laws. Administrative Agent and the Obligors acknowledge that although certain U.S. State Cannabis Laws have legalized the cultivation, distribution, sale and possession of cannabis and related products, (a) the nature and scope of U.S. Federal Cannabis Laws may result in circumstances where activities permitted under U.S. State Cannabis Laws may contravene U.S. Federal Cannabis Laws and (b) engagement in Restricted Cannabis Activities may contravene U.S. Federal Cannabis Laws. Accordingly, for the purpose hereof, and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each representation, covenant and other provision hereof relating to compliance with Applicable Law will be subject to the following: (i) engagement in any activity that is permitted by U.S. State Cannabis Laws but contravenes U.S. Federal Cannabis Laws, and in respect of which the applicable Government Authorities have agreed, or are bound by Applicable Law (e.g., the proposed Secure and Fair Enforcement (SAFE) Banking Act (H.R. 1595) and the proposed Clarifying Law Around Insurance of Marijuana (CLAIM) Act (H.R. 4074 and Senate Bill 2201)), to forego or have otherwise suspended prosecution and enforcement of such U.S. Federal Cannabis Laws will not, in and of itself, be deemed to be non-compliance with Applicable Law; (ii) engagement in any Restricted Cannabis Activity will be deemed to be non-compliance with Applicable Law; and (iii) if any Change in Cannabis Law results in the business activities of any Obligor becoming Restricted Cannabis Activities, such Change in Cannabis Law will be deemed to have had a Material Adverse Effect. Nothing contained in this Agreement shall require the Obligors to violate any provision of U.S. State Cannabis Laws or attending regulations, as applicable.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:

PROPER HOLDINGS, LLC

By: /s/ John M. Pennington

Name: John M. Pennington

Title: Manager

NEW GROWTH HORIZON, LLC

By: /s/ John M. Pennington

Name: John M. Pennington

Title: Manager

NGH INVESTMENTS, LLC

By: /s/ John M. Pennington

Name: John M. Pennington

Title: Manager

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By: /s/ Peter Sack

Name: Peter Sack

Title: Authorized Person

LENDERS:

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By: /s/ Peter Sack

Name: Peter Sack

Title: Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By: /s/ Peter Sack

Name: Peter Sack

Title: Authorized Person

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By: /s/ Peter Sack

Name: Peter Sack

Title: Authorized Person

CREDIT AGREEMENT